                                                                  EXECUTION COPY

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

         This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 22, 1999 (as amended, supplemented or modified from time to time, the "Agreement") is entered into among STELLEX TECHNOLOGIES, INC., a Delaware corporation (formerly known as Stellex Industries, Inc., the "Borrower"), the financial institutions from time to time parties hereto, whether by execution of this Agreement or an Assignment and Acceptance (the "Lenders"), SOCIETE GENERALE ("SG"), in its capacity as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), FIRST UNION COMMERCIAL CORPORATION ("First Union"), in its capacity as collateral agent for the Lenders (in such capacity, the "Collateral Agent") and as documentation agent for the Lenders (in such capacity, the "Documentation Agent"), LEHMAN COMMERCIAL PAPER INC. ("LCPI"), in its capacity as syndication agent for the Lenders (in such capacity, the "Syndication Agent"), and LEHMAN BROTHERS INC. and SG COWEN SECURITIES CORPORATION, as book-running arrangers (the "Co-Arrangers"). This Agreement amends and restates the Amended and Restated Credit Agreement dated as of May 29, 1998 entered into among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent.

                                    ARTICLE I
                                   DEFINITIONS

         1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

         "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of any Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another Person that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Acquisition" means the transactions contemplated by the Acquisition Documents.

         "Acquisition Agreement" means the Asset Purchase Agreement dated April 22, 1999 among Stellex Precision Machining, Inc. (formerly known as PreMach Acquisition Corporation), as purchaser, and Precision Machining, Inc., BK Metals, Inc., Billy Bert Meridith and The Billy Bert Meridith Trust, collectively, as sellers.


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         "Acquisition Documents" means, collectively, the Acquisition Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Consulting Agreement, the Meridith Guaranty and all documents, instruments and agreements delivered in connection therewith.

         "Administrative Agent" has the meaning ascribed to such term in the preamble hereto.

         "Administrative Agent's Account" means SG's account, account number 9042229 (re: Stellex), maintained at the office of Societe Generale, New York, New York, ABA #026004226, or such other account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

         "Affiliate" means, as applied to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any specified Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

         "Agents" means, collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.

         "Agreement" has the meaning ascribed to such term in the preamble hereto.

         "Applicable Revolving Loan Base Rate Margin" means initially a rate equal to 2.00% per annum during the period from the Effective Date until the Reset Date. Thereafter, such rate will reset quarterly on the first day of the month following receipt by the Administrative Agent of the financial statements delivered in accordance with Sections 7.01(a) or 7.01(b), commencing with the fiscal quarter immediately following the Reset Date, based upon the Leverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

   If the Leverage                      Applicable Revolving Loan
   Ratio is:                            Base Rate Margin

   Equal to or greater
            than 4.50                          2.00%

   Less than 4.50 but equal to
            or greater than 4.00               1.75%

   Less than 4.00 but equal to
            or greater than 3.50               1.50%

   Less than 3.50                              1.25%



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         "Applicable Revolving Loan Eurodollar Rate Margin" means initially a rate equal to 3.00% per annum during the period from the Effective Date until the Reset Date. Thereafter, such rate will reset quarterly on the first day of the month following receipt by the Administrative Agent of the financial statements delivered in accordance with Sections 7.01(a) or 7.01(b), commencing with the fiscal quarter immediately following the Reset Date, based upon the Leverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

       If the Leverage                     Applicable Revolving Loan
       Ratio is:                           Eurodollar Rate Margin

       Equal to or greater
                than 4.50                          3.00%

       Less than 4.50 but equal to
                or greater than 4.00               2.75%

       Less than 4.00 but equal to
                or greater than 3.50               2.50%

       Less than 3.50                              2.25%

         "Applicable Term A Loan Base Rate Margin" means initially a rate equal to 2.00% per annum during the period from the Effective Date until the Reset Date. Thereafter, such rate will reset quarterly on the first day of the month following receipt by the Administrative Agent of the financial statements delivered in accordance with Sections 7.01(a) or 7.01(b), commencing with the fiscal quarter immediately following the Reset Date, based upon the Leverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

      If the Leverage                       Applicable Term A Loan
      Ratio is:                             Base Rate Margin

      Equal to or greater
               than 4.50                          2.00%

      Less than 4.50 but equal to
               or greater than 4.00               1.75%

      Less than 4.00 but equal to
               or greater than 3.50               1.50%

      Less than 3.50                              1.25%



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         "Applicable Term A Loan Eurodollar Rate Margin" means initially a rate equal to 3.00% per annum during the period from the Effective Date until the Reset Date. Thereafter, such rate will reset quarterly on the first day of the month following receipt by the Administrative Agent of the financial statements delivered in accordance with Sections 7.01(a) or 7.01(b), commencing with the fiscal quarter immediately following the Reset Date, based upon the Leverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

     If the Leverage                      Applicable Term A Loan
     Ratio is:                            Eurodollar Rate Margin

     Equal to or greater
              than 4.50                          3.00%

     Less than 4.50 but equal to
              or greater than 4.00               2.75%

     Less than 4.00 but equal to
              or greater than 3.50               2.50%

     Less than 3.50                              2.25%

         "Applicable Term B Loan Base Rate Margin" means a rate equal to 2.50% per annum.

         "Applicable Term B Loan Eurodollar Rate Margin" means a rate equal to 3.50% per annum.

         "Applicable Lending Office" means, with respect to a particular Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

         "Approved Fund" has the meaning ascribed to such term in Section 13.01(b).

         "Asbestos Containing Material" means any material containing more than one percent (1%) asbestos by weight.

         "Asset Sale" means any sale, conveyance, transfer, lease or other disposition of property of any Loan Party.

         "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 13.01.


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         "Assignment and Assumption Agreement" means the Assignment and
Assumption dated April 22, 1999 by and between Stellex Precision Machining, Inc. (formerly known as PreMach Acquisition Corporation), Precision Machining, Inc., BK Metals, Inc., Billy Bert Meridith and The Billy Bert Meridith Trust.

         "Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time.

         "Base Rate" means, on any date, a fluctuating interest rate per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of:

               (a) the rate of interest then most recently established by SG in New York, New York as its base rate for Dollars loaned in the United States, in effect on such date; and

               (b) the Federal Funds Rate in effect on such date plus 1/2 of 1%.

The Base Rate is not necessarily intended to be the lowest rate of interest determined by SG in connection with extensions of credit.

         "Base Rate Loans" means all Loans which bear interest at a rate determined by reference to the Base Rate as provided in Section 4.01(a).

         "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Stellex Party or any ERISA Affiliate is, or within the immediately preceding six (6) years was at the time it was an ERISA Affiliate, an "employer" as defined in Section 3(5) of ERISA.

         "Board of Directors" means the board of directors or equivalent governing body of a Person (or the general partner of such Person, as the case may be,) or any committee thereof duly authorized to act on behalf of such board of directors or equivalent governing body.

         "Borrower" has the meaning ascribed to such term in the preamble hereto.

         "Borrowing" means a borrowing consisting of Loans of the same Type made on the same day by the Lenders.

         "Business" means the businesses of the Borrower and its Subsidiaries on the date hereof and any business located in the United States, Canada or any other OECD jurisdiction related, ancillary or complementary thereto, or which is an extension thereof.

         "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, (ii) in the case of Eurodollar Rate Loans, in London, England and (iii) in the case of Letter of Credit transactions for the Issuing Bank, in the place where its office for issuance and administration of the pertinent Letter of Credit is located.


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         "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other assets or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by a Stellex Party's fixed asset account as reflected in its balance sheets; provided, however, that Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) that portion of Capital Leases which is capitalized on the balance sheet of such Stellex Party and (B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by a Stellex Party to the extent that the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; provided, further, that Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, (i) any expenditures made with the proceeds, damages or awards under any policy of insurance with respect to any casualty or other damage or defect or the proceeds of any taking by reason of any public improvement or condemnation proceeding or transfer, (ii) any Permitted Acquisition, Permitted Foreign Acquisition or Permitted Investment relating to an acquisition of assets, (iii) any expenditures made with the proceeds of any Asset Sale in accordance with clause (i) of the definition of "Excluded Sale Proceeds" and (iv) the acquisition of the Precision Business or the real estate previously owned by Phoenix Microwave Real Estate Partnership.

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "Cash Capital Expenditures" means, for any period, that portion of Capital Expenditures which is paid in cash.

         "Cash Collateral Account" means the account opened and maintained at First Union National Bank which account shall be governed by the terms of the Cash Collateral Pledge Agreement and shall be under the sole dominion and control of the Collateral Agent.

         "Cash Collateral Pledge Agreement" means the Cash Collateral Pledge and Assignment Agreement, substantially in the form of Exhibit K attached hereto and made a part hereof, made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as such Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

         "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Services, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Services, Inc. shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by Standard & Poor's Corporation; (iii) commercial paper, other than commercial paper issued by any Stellex Party or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investor's Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service,


                                        6
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Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services reasonably acceptable to the Administrative Agent); (iv) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $250,000,000; (v) repurchase obligations of the type referred to in clauses (i) through (iv) above; and (vi) money market and mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above and cash.

         "Cash Interest Expense" means, for any Financial Covenant Period, total interest expense, whether paid or accrued (including the interest component of Capital Leases but excluding amortization of deferred financing costs) of the Borrower and its Subsidiaries on a consolidated basis, as determined in conformity with GAAP.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "Change of Control" means the occurrence of one or more of the following events:

               (a) (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Securities of the Borrower; and (ii)the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate less than 51% of the total voting power of the Voting Securities of the Borrower or do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower; or

               (b) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

               (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or group of "persons" for purposes of
          Section 13(d) of the Securities Exchange Act (other than to any Wholly Owned Subsidiary of the Borrower or to one or more Permitted Holders);

               (d) the adoption of a plan of liquidation of the Borrower; or

               (e) a "Change of Control" as defined under the Subordinated Note Indenture.

         "Chief Financial Officer" means the chief financial officer or vice president of finance of the Borrower.


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         "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

         "Class" means, with respect to any Lender, its classification as a Revolving Loan Lender, Term A Loan Lender or Term B Loan Lender.

         "Closing Date" means July 1, 1997.

         "Co-Arranger" has the meaning ascribed to such term in the preamble hereto.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations or guidelines promulgated thereunder.

         "Collateral" means all property and interests in property now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Loan Documents.

         "Collateral Agent" has the meaning ascribed to such term in the preamble hereto.

         "Collateral Documents" means, collectively, the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreement and the Cash Collateral Pledge Agreement.

         "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrower, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of their business.

         "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

         "Commitment" means, with respect to any Lender, such Lender's Revolving Loan Commitment, Term A Loan Commitment and Term B Loan Commitment, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Commitments" means the aggregate principal amount of the Commitments of all the Lenders, the maximum amount of which shall not exceed $235,000,000.

         "Commitment Fee Rate" means a rate equal to one-half of one percent (1/2 of 1%) per annum.

         "Compliance Certificate" has the meaning ascribed to such term in
Section 7.01(c).

         "Consulting Agreement" means the Consulting Agreement dated April 22, 1999 among Stellex Precision Machining, Inc. (formerly known as PreMach Acquisition Corporation), Billy Bert Meridith and Consulting Services, Inc.


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         "Contaminant" means any waste, pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, special waste, infectious, biohazardous or medical waste, petroleum or petroleum-derived substance or waste, any radioactive material, including but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in any applicable Environmental, Health or Safety Requirement of Law.

         "Contractual Obligation" means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the Effective Date or (ii) was nominated by any Permitted Holder to serve on such Board of Directors.

         "Current Assets" means, as at any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP.

         "Current Liabilities" means, as at any date of determination, the current liabilities of the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP.

         "Customary Permitted Liens" means

               (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges or claims, in all cases which are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business in all cases for amounts which are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (iii) Liens (other than Environmental Liens and any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemploy ment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of money), surety, appeal and performance bonds, in all cases for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; and

               (iv) zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property


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          which do not materially interfere with the ordinary conduct of the business of the Loan Parties and which do not materially adversely affect the value of the Real Property.

         "Debt" means, as applied to any Person at any time and without duplication, all indebtedness, obligations or other liabilities of such Person
(i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments (other than the Management Promissory Notes),
(ii) under profit payment agreements (other than those relating to "Management Equity Interests" provided that such indebtedness, obligations or other liabilities thereunder are only permitted to be paid if permitted under this Agreement) or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of such Securities (other than (A) dividends declared or paid in additional shares of such Securities, (B) dividends where the failure to pay would not give the holder of such Securities a cause of action for the payment of money or for money damages against any Stellex Party or the right to have such Securities redeemed, repurchased or exchanged by any Stellex Party and (C) Securities where the obligation to redeem, repurchase or exchange such Securities is not effective until on or after the date which is one year following the Term B Maturity
Date), (iii) with respect to letters of credit issued for such Person's account (to the extent not accounted for in clause (i) above), (iv) to pay the deferred purchase price of property or services, except (x) accounts payable and accrued expenses arising in the ordinary course of business or (y) where such payment constitutes a contingent or earn-out payment in connection with a Permitted Acquisition, a Permitted Foreign Acquisition or with respect to acquisition of Phoenix Microwave Corporation, provided that any such contingent or earn-out payment does not exceed 10% of the total consideration for such Permitted Acquisition or such Permitted Foreign Acquisition, and such contingent or earn-out payment is not represented by a Note or (v) in respect of Capital Leases.

         "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Default Rate" has the meaning ascribed to such term in Section
4.01(d).

         "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

         "Dollars" and "$" mean the lawful money of the United States.

         "Domestic Entity" means a corporation that is incorporated in any State of the United States and is engaged in a business or operation that is located in the United States or Canada.

         "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on Exhibit B attached hereto or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

         "EBITDA" means, for any Financial Covenant Period, (i) the Net Income, determined on a consolidated basis for the Borrower and its Subsidiaries, for such Financial Covenant Period plus the following amounts (without duplication) for such Financial Covenant Period to the extent deducted in calculating such Net Income: (A) depreciation and amortization expense, (B) interest expense, (C) federal, state, local and foreign income taxes, (D) extraordinary or unusual losses, (E) non-cash portion of nonrecurring losses and charges, (F) non-cash management compensation expense, (G) amounts paid with respect to the "Retention Plan Payments" as defined in the Watkins-Johnson Acquisition Agreement, (H) any increase in cost of sales resulting from the write-up of inventory in accordance with Accounting Principles Board Opinion No. 16 (or successor provision)


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and (I) any bonuses or other payments made to employees of the Precision
Business in connection with the purchase of it by Borrower in an amount not to exceed $1,000,000 and all of which amount will be paid prior to December 31, 1999; minus (ii) the following amounts (without duplication) for such Financial Covenant Period: (A) the amount of extraordinary gains, (B) interest income, (C) the amount of gains on the sale of assets and (D) other non-operating, non-cash income; each item in clauses (i) and (ii) calculated pursuant to GAAP for such period.

         "Effective Date" means the date on which all of the conditions precedent in Sections 5.01 and 5.02 have been satisfied.

         "Eligible Assignee" means (i) a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, or (ii) a commercial bank, lending institution, finance company, insurance company, fund, or other financial institution reasonably acceptable to the Administrative Agent, the Syndication Agent and the Borrower (which acceptance shall not be unreasonably withheld), provided, however, if a Default or Event of Default has occurred and is continuing, the acceptance by the Borrower shall not be required.

         "Environmental, Health or Safety Requirement of Law" means any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including but not limited to the Clean Air Act, the Clean Water Act, RCRA, CERCLA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act and OSHA, each as from time to time hereafter in effect.

         "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under any Environmental, Health or Safety Requirements of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

         "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any environmental notification or environmental disclosure triggered by the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property, including, but not limited to, any so-called "Environmental Cleanup Responsibility Act" or "Responsible Property Transfer Act."

         "Equipment" means a Person's present and future owned (i) equipment and fixtures, including, without limitation, machinery, manufacturing, distribution, selling, computer system, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property, and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Stellex Party, (ii) partnership, trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with any Stellex Party, (iii) member of the same affiliated service group (as defined in Section 414(m) of the Code) as any Stellex Party, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above or (iv) other Person which is required to be aggregated with any Stellex Party pursuant to regulations promulgated under Section 414(o) of the Code.

         "Escrow Agreement" means the Escrow Agreement dated April 22, 1999 among Billy Bert Meridith, Stellex Precision Machining, Inc. (formerly known as PreMach Acquisition Corporation) and Wilmington Trust Company.

         "Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on Exhibit B attached hereto or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

         "Eurodollar Interest Payment Date" means (i) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having a Eurodollar Interest Period in excess of three (3) calendar months, the last day of each calendar quarter during such Eurodollar Interest Period.

         "Eurodollar Interest Period" has the meaning set forth in Section 4.02(b).

         "Eurodollar Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Lending Office" on Exhibit B attached hereto or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

         "Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (i) the rate of interest per annum specified by notice to the Administrative Agent by SG as the rate per annum at which deposits in Dollars are offered by SG in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be made by SG to be outstanding during such Eurodollar Interest Period, by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Eurodollar Rate Loans" means those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate as provided in
Section 4.01(a).

         "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

         "Event of Default" means any of the occurrences set forth in Section
11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

         "Excess Cash Flow" means, for any Fiscal Year, EBITDA for such Fiscal Year, minus cash interest paid during such Fiscal Year, minus Cash Capital Expenditures made during such Fiscal Year, minus principal payments made on Funded Debt (excluding Revolving Loans) during such Fiscal Year, minus taxes paid in cash during such Fiscal Year, plus the decrease or minus the increase in Working Capital during such Fiscal Year.

         "Excluded Sale Proceeds" means (i) Net Cash Proceeds that are used by a Loan Party within one year from the receipt of such Net Cash Proceeds by such Loan Party on account of an Asset Sale to replace the asset sold in such Asset Sale or to acquire any other assets or property used or useful in the Business constituting Collateral or to consummate a Permitted Acquisition or Permitted Foreign Acquisition or make a Permitted Investment, provided that such Net Cash Proceeds are deposited into the Cash Collateral Account upon receipt of such Net Cash Proceeds by such Loan Party until the earlier of (A) such time as such Loan Party replaces or acquires such asset or consummates such Permitted Acquisition or such Permitted Foreign Acquisition or makes such Permitted Investment or (B) the first annual anniversary of the date such Net Cash Proceeds were deposited into the Cash Collateral Account (on such first annual anniversary and at all times thereafter, such Net Cash Proceeds shall cease to be Excluded Sale Proceeds), (ii) Net Cash Proceeds on account of one or more Asset Sales so long as such Net Cash Proceeds do not exceed $1,000,000 in the aggregate in any twelve month period, (iii) proceeds from the sales of Inventory in the ordinary course of business, (iv) proceeds from the disposition of Equipment if such Equipment is obsolete or no longer useful in the ordinary course of such Loan Party's business and (v) proceeds received by a Loan Party as a result of an assignment, transfer, conveyance or other disposition with another permitted pursuant to Section 9.02(iv).

         "Excluded Securities" means, with respect to the Borrower, any common or preferred stock issued by the Borrower other than stock that is issued pursuant to a registered public offering, and with respect to any Loan Party (other than the Borrower), (i) common stock issued by such Loan Party to a seller in connection with a Permitted Acquisition or Permitted Foreign Acquisition or management personnel in connection with management compensation arrangements or a Permitted Acquisition or Permitted Foreign Acquisition, (ii) any Securities issued by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, provided that such Securities referred to in this clause (ii) are pledged to the Collateral Agent, on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, in a manner whereby the Collateral Agent has a valid, perfected and first priority Lien therein and (iii) Management Equity Interests.

         "Farm Bureau" means Farm Bureau Life Insurance Company.

         "Farm Bureau Consent" means a consent of Farm Bureau to the Collateral Agent's Liens in the Collateral granted by Paragon Precision Products, a California corporation, and by Stellex Aerospace, a California corporation (formerly known as Kleinert Industries Inc.), pursuant to the Loan Documents (including, without limitation, a pledge by Stellex Aerospace of the Paragon Precision Products stock pursuant to the Pledge Agreement executed and delivered by Stellex Aerospace), which consent shall be in form and substance satisfactory to the Administrative Agent and shall have been executed and delivered by Farm Bureau to the Administrative Agent.

         "Farm Bureau Deed of Trust" means the Deed of Trust with Assignment of Rents and Fixture Filing dated as of September 6, 1991 made by Paragon Precision Products in favor of Farm Bureau, as such Deed of Trust may be amended, supplemented and modified from time to time.

         "Farm Bureau Guaranty" means the Guaranty dated as of September 6, 1991 by and between Farm Bureau and Stellex Aerospace, a California corporation (formerly known as Kleinert Industries Inc.).

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

         "Fee Letter" means the Fee Letter dated February 24, 1999 among the Borrower, SG, the Co- Arrangers and LCPI.

         "Financial Covenant Period" means the immediately preceding four fiscal quarter period; provided, however, with respect to the second, third and fourth quarters of 1998 the amount of EBITDA, Cash Interest Expense and Capital Expenditure used in covenant calculations shall be the amounts set forth on
Schedule 1.01(C) (as adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition consummated after the date hereof).

         "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

         "Fixed Charge Coverage Ratio" means, for any Financial Covenant Period, the ratio of (i) EBITDA less Cash Capital Expenditures made during such period to (ii) Cash Interest Expense plus the regularly scheduled installments of Funded Debt payable during such period.

         "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

         "Foreign Entity" means a company that is formed or created in any OECD jurisdiction or is primarily a business or operation that is located in any such jurisdiction.

         "Foreign Pension Plan" means any Foreign Employee Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

         "Forfeiture Proceeding" means any action, proceeding or investigation affecting any of the Stellex Parties before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a subject of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

         "Funded Debt" means Debt which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination.

         "Funding Date" means the date of the funding of a Loan.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Effective Date.

         "General Intangibles" means a Loan Party's present and future choses in action, causes of action and all other intangible personal property of every kind and nature (other than Receivables), including without limitation general intangibles, contracts, corporate or other business records, designs, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, tradestyles, trade secrets, operating certificates, operating certificate applications, goodwill, registrations, copyrights, licenses, franchises, permits, operating authorities, agent and owner/operator contracts, certificates of public convenience, refunds or reversions from any employee benefit plan or pension plan, covenants not to compete, blueprints and other drawings, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, and rights to indemnification.

         "Governing Documents" means, with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's capital stock; and, with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and, with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests.

         "Government" means the United States government or any department, instrumentality or agency thereof, or any state government or any department, instrumentality or agency thereof.

         "Governmental Authority" means any nation or government, any federal, state, local, foreign or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Government Contracts" means (i) written contracts between any Stellex Party and the Government; and (ii) written subcontracts between any Stellex Party and a prime contractor who is providing goods or services to the Government pursuant to a written contract with the Government or its prime contractor, if applicable (the "Prime Contract"), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the prime contract.

         "Government Receivables" means Receivables where the account debtor is the United States of America or any department, agency or instrumentality thereof.

         "Guarantors" means, collectively, each Subsidiary of the Borrower that executes and delivers a Guaranty.

         "Guaranty" means a Guaranty, substantially in the form of Exhibit J attached hereto and made a part hereof.

         "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, each Agent, each Lender and each Issuing Bank.

         "Indebtedness" means (without duplication), as applied to any Person at any time, (a) all indebtedness, obligations or other liabilities of such Person
(i) for borrowed money or evidenced by debt securi ties, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of such Securities (other than (A) dividends declared or paid in additional shares of such Securities, (B) dividends where the failure to pay would not give the holder of such Securities a cause of action for money damages against any Stellex Party or the right to have such Securities redeemed, repurchased or exchanged by any Stellex Party), and (C) Securities where the obligation to redeem, repurchase or exchange such Securities is not effective until on or after the date which is one year following the Term B Maturity Date (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except (x) accounts payable and accrued expenses arising in the ordinary course of business or (y) where such payment constitutes a contingent or earn-out payment in connection with a Permitted Acquisition, a Permitted Foreign Acquisition or with respect to the acquisition of Phoenix Microwave Corporation, provided that any such contingent or earn-out payment does not exceed 10% of the total consideration for such Permitted Acquisition or such Permitted Foreign Acquisition, and such contingent or earn-out payment is not represented by a Note , (v) in respect of Capital Leases or (vi) which are Accommodation Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than a Customary Permitted Lien) on any property of such Person, whether or not such indebted ness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of any interest rate exchange, swap, collar, cap, hedging or similar agreements and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, (other than preferred stock where the obligation to redeem, repurchase or exchange such preferred stock is not effective until on or after the date which is one year following the Term B Maturity Date); and (e) all contingent Contractual Obligations with respect to any of the foregoing.

         "Indemnified Matters" has the meaning ascribed to such term in Section 13.05.

         "Indemnitees" has the meaning ascribed to such term in Section 13.05.

         "Intellectual Property Security Agreement" means the Patent Security Agreement, substantially in the form of Exhibit N attached hereto and made a part hereof.

         "Interest Coverage Ratio" means, with respect to any Financial Covenant Period, the ratio of (i) EBITDA to (ii) Cash Interest Expense.

         "Interest Rate Contracts" means interest rate exchange, swap, collar, cap, hedging or similar agreements between the Borrower and a Lender.

         "Interest Rate Determination Date" has the meaning ascribed to such term in Section 4.02(c).

         "Inventory" means a Loan Party's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all goods consigned by such Loan Party to another Person and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Loan Party's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Loan Party's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Loan Party has a joint or other interest or right of any kind (including, without limitation, goods in which such Loan Party has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Loan Party; in each case whether in the possession of such Loan Party, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

         "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "Issue" means, with respect to any Letter of Credit, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have a corresponding meaning.

         "Issuing Bank" means SG and any successor or assignee thereof.

         "Kleinert Seller Note" means the promissory note dated July 1, 1997 made by KII Acquisition Corp. in favor of Kleinert Industries Holding AG in the principal amount of $1,750,000.

         "LCPI" has the meaning ascribed to such term in the preamble hereto.

         "Lender" has the meaning ascribed to such term in the preamble hereto.

         "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

         "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (iii) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Section 2.04(c)(i)).

         "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower and as are not materially adverse (in the reasonable judgment of the Issuing Bank) to the interests of the Lenders; provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

         "Leverage Ratio" means, for any Financial Covenant Period, the ratio of
(i) the outstanding Funded Debt for the Borrower and its Subsidiaries at the end of such period, to (ii) EBITDA for such period.

         "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert, engineering and consulting fees and costs and any fees and cost associated with any investigation, feasibility, or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future (in each case net of insurance proceeds and excluding amounts for which a Person is fully indemnified or for which a reimbursement escrow has been established).

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss. 9-408 of the Uniform Commercial Code or with respect to goods consigned to a Stellex Party or inventory of a third person in the possession of a Stellex Party), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

         "Loan Documents" means this Agreement, the Notes, the Fee Letter, the Guaranty, the Collateral Documents, the Letter of Credit Reimbursement Agreements, any Interest Rate Contracts to which any Lender or any Affiliate of a Lender is a party, any foreign exchange contracts to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between any Stellex Party and any Agent, any Issuing Bank or any Lender delivered to either such Agent, such Issuing Bank or such Lender pursuant to or in connection with the transactions contemplated hereby.

         "Loan Parties" means the Borrower and the Guarantors. For avoidance of doubt, a person shall be deemed to become a Loan Party only at the time it becomes a Guarantor and a Subsidiary of the Borrower.

         "Loans" means the Revolving Loans, the Term Loans and the Swing Loans.

         "Management Agreement" means the Amended and Restated Management Advisory Services Agreement dated as of May 29, 1998 among Mentmore Holdings Corporation and the Stellex Parties that are a party thereto, as such agreement may be amended, supplemented or modified from time to time.

         "Management Equity Holder" means a holder of any Management Equity Interests.

         "Management Equity Interests" means shares of Capital Stock of the Borrower or of a Subsidiary of the Borrower, options, warrants or stock appreciation or similar rights, in each case held, at the time of the issuance thereof, by any then current or former officer, employee or other member of management (or thereafter by their estates or beneficiaries under their estates) of the Borrower or of such Subsidiary pursuant to any management equity subscription agreement, employment agreement, employee benefit plan, stockholder agreement, stock option agreement or similar management investor agreement and which may be required to be repurchased by the Borrower or such Subsidiary, or which may be repurchased at the option of the Borrower or such Subsidiary, in each case pursuant to the terms of any such agreement under which such equity interests were issued.

         "Management Promissory Notes" means promissory notes which may be issued by the Borrower or a Subsidiary of the Borrower to the holders of any Management Equity Interests of the Borrower or such Subsidiary in exchange for such Management Equity Interests held by such holders; provided that (a) such promissory notes are expressly subordinated to the Notes, (b) such notes are not secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries, (c) such promissory notes provide that any payment that is to be made pursuant to or in connection with the provisions of such promissory notes, including, without limitation, payments of principal or interest on such notes, in each case in cash, may be made only to the extent permitted under Section 9.06(iii) (as such Section may be amended or modified from time to time or any similar provision in any agreement relating to the extension, substitution, renewal or refinancing of the Obligations) after giving effect to all other Restricted Junior Payments made to any other Management Equity Holder prior to or concurrently therewith and (d) such promissory notes are on terms (other than pricing and maturity) and conditions no less favorable to the Loan Party and the Lenders than the subordination terms set forth in Schedule 1.01(A).

         "Margin Stock" means "margin stock" as such term is defined in Regulation U.

         "Material Adverse Effect" means a material adverse effect, individually or in the aggregate, upon (i) the condition (financial or otherwise), operations, assets, business, properties or performance of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Stellex Parties to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lenders, any Issuing Bank or any Agent to enforce the Loan Documents.

         "Maturity Date" means, with respect to Revolving Loans, the Revolving Termination Date; with respect to Term A Loans, Term A Maturity Date; and with respect to Term B Loans, the Term B Maturity Date.

         "Maximum Revolving Credit Amount" means, at any particular time, the Revolving Loan Commitments at such time.

         "Meridith Guaranty" means that certain Guaranty entered into on April 22, 1999 by Billy Bert Meridith in favor of Stellex Precision Machining, Inc. (formerly known as PreMach Acquisition Corporation).

         "Monitor" means Stellex Monitor Aerospace, Inc. (formerly known as Monitor Aerospace Corporation), a New York corporation.

         "Monitor Acquisition" means the transactions contemplated by the Monitor Acquisition Documents.

         "Monitor Acquisition Agreement" means that certain Agreement and Plan of Merger dated as of April 28, 1998 by and among Monitor, Stellex Aerospace Holdings, Inc. and Soze Corp.

         "Monitor Acquisition Documents" means, collectively, the Monitor Acquisition Agreement and all documents, instruments and agreements delivered in connection therewith.

         "Monitor Seller Note" means that certain Non-Negotiable Offset Promissory Note dated May 29, 1998 made by Monitor in favor of Douglas Monitto in the original principal amount of $5,180,000.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either any Stellex Party or any ERISA Affiliate, at the time it was an ERISA Affiliate.

         "Net Cash Proceeds" means with respect to any Asset Sale or issuance of Securities, an amount equal to the cash proceeds of such Asset Sale or issuance, net of (i) reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) the amount of Indebtedness secured by a Lien on the asset being sold that has been repaid with the proceeds of such Asset Sale and (iv) appropriate amounts that must be set aside as reserves in accordance with GAAP.

         "Net Income" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

         "Net Worth" means the total assets of the Borrower and its Subsidiaries on a consolidated basis less total liabilities (net of the liquidation value of any preferred stock not classified as equity under GAAP) of the Borrower and its Subsidiaries on a consolidated basis (excluding liabilities with respect to Management Equity Interests and Management Promissory Notes and deferred compensation arising in connection therewith), each determined in accordance with GAAP, but without giving effect to the sale of inventory written-up in accordance with Accounting Principles Board Opinion No. 16 (or successor provision).

         "Notes" means, collectively, the Revolving Loan Notes, the Term Notes and the Swing Loan Notes.

         "Notice of Borrowing" means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

         "Notice of Continuation/Conversion" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

         "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Stellex Party to any Agent, any Lender, any Issuing Bank, any Affiliate of any Agent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 13.05 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of a draft drawn thereunder, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, Interest Rate Contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to any Stellex Party under this Agreement, the Notes or any other Loan Document.

         "OECD" means the member countries of the Organization for Economic Cooperation and Development (other than the United States).

         "Officer's Certificate" means, with respect to any Person, a certificate executed on behalf of such Person by (i) the chairman or vice-chairman of such Person's board of directors or (ii) such Person's president, any of its vice-presidents, its chief financial officer, vice president of finance or its treasurer.

         "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "Other Taxes" has the meaning ascribed to such term in Section 3.03(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

         "Permits" means any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Environmental, Health or Safety Requirement of Law.

         "Permitted Acquisition" means an acquisition or series of related acquisitions by the Borrower or any other corporate Loan Party of (a) assets constituting a business or operation that is within the definition of Business that are located in the United States or Canada and constitute a line of business of a Person (other than a Subsidiary of the Borrower) or (b) 100% of the Voting Securities of a Domestic Entity or related Domestic Entities engaged in the Business if the total consideration for such acquisition or series of related acquisitions is greater than $20,000,000 or at least 80% of the Voting Securities of a Domestic Entity engaged in the Business if the total consideration for such acquisition or series of related acquisitions is equal to or less than $20,000,000; provided that (i) such acquisition or series of related acquisitions is made in accordance with the provisions of this Agreement, (ii) the conditions set forth in Schedule 1.01(B) have been satisfied, (iii) the total consideration for such acquisition or series of related acquisitions does not exceed $50,000,000, (iv) if any proceeds of the Loans are used to finance such acquisition or series of related acquisitions, the amount of such proceeds does not exceed $25,000,000 and (v) after giving effect to such acquisition or series of related acquisitions, the Availability is at least $20,000,000.

         "Permitted Disposition" means an Asset Sale where (i) the consideration therefor does not exceed $20,000,000; (ii) the Borrower or any Loan Party receives consideration at the time of such Asset Sale at least equal to the fair market value of the stock and/or assets subject to such Asset Sale, as determined by (A) the Board of Directors of the Borrower with respect to an Asset Sale the value of which does not exceed $15,000,000 or (B) a fairness opinion by an investment banking firm or valuation firm reasonably satisfactory to the Administrative Agent with respect to an Asset Sale the value of which equals or exceeds $15,000,000; (iii) at least 75% of the consideration thereof received by the Borrower or such Subsidiary is in the form of cash or Cash Equivalents and 100% of the Net Cash Proceeds from such Asset Sale is applied in accordance with Section 3.01(b)(i); and (iv) the consideration thereof that is not in the form of cash is pledged to the Collateral Agent, on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, in a manner whereby the Collateral Agent has a valid, perfected and first priority Lien therein.

         "Permitted Existing Indebtedness" means the Indebtedness identified as such on Schedule 1.01(D).

         "Permitted Existing Liens" means the Liens on assets of any Stellex Party identified as such on Schedule 1.01(E).

         "Permitted Foreign Acquisition" means an acquisition or series of related acquisitions by the Borrower or any other corporate Loan Party of (a) assets constituting a business or operation that is within the definition of Business that are located in any OECD jurisdiction and constitute a line of business of a Person (other than a Subsidiary of the Borrower) or (b) 100% of the Voting Securities of a Foreign Entity or related Foreign Entities; provided that (i) such acquisition or series of related acquisitions is made in accordance with the provisions of this Agreement, (ii) the conditions set forth in Schedule 1.01(B) have been satisfied, (iii) the total consideration for such acquisition or series of related acquisitions does not exceed $20,000,000 and
(iv) after giving effect to such acquisition or series of related acquisitions, the Availability is at least $20,000,000.

         "Permitted Holders" means (i) Richard L. Kramer and William L. Remley,
(ii) any spouse or immediate family member of any person named in clause (i) hereof and any child or spouse of any spouse or immediate family member of any such person, (iii) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or indirectly, a controlling interest of which consists of any person named in clause (i) hereof and/or such other Persons referred to in the immediately preceding clause (ii) hereof, or (iv) the trustees of any trust referred to in clause (iii) hereof.

         "Permitted Investments" means the Investments permitted pursuant to Sections 9.04(vii) and (ix), provided that such Investments are made in accordance with the provisions of this Agreement.

         "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

         "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which any Stellex Party or any ERISA Affiliate is, or within the immediately preceding six (6) years was at the time it was an ERISA Affiliate, an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreements" means, collectively, the Pledge Agreements, substantially in the form of Exhibit M attached hereto and made a part hereof, referred to in the List of Closing Documents set forth on Exhibit E attached hereto and made a part hereof.

         "Precision Business" means the business and assets acquired pursuant to the Acquisition Agreement.

         "Preferred Stock" means the Senior Cumulative Redeemable Preferred Stock issued by the Borrower on the date hereof.

         "Process Agent" has the meaning ascribed to such term in Section 13.20(a).

         "Pro Forma Basis" means, with respect to any Permitted Acquisition or Permitted Foreign Acquisition, the calculation of the financial covenants set forth in Article X and Schedule 1.01(B) and the calculation of the Leverage Ratio in the determination of pricing and fees hereunder for the Borrower and its Subsidiaries on a consolidated basis for the immediately preceding twelve month period, and otherwise determined in accordance with this Agreement, as if such Permitted Acquisition or such Permitted Foreign Acquisition had been effected on the first day of such twelve month period, provided that all such calculations shall take into account the pro forma effect of all Permitted Acquisitions and Permitted Foreign Acquisitions that occur during such twelve month period and all Permitted Acquisitions and Permitted Foreign Acquisitions that occur after such twelve month period but on or prior to the date of determination (including any Indebtedness assumed or acquired in connection therewith and any Indebtedness incurred to finance such Permitted Acquisition or Permitted Foreign Acquisition) as if they had occurred on the first day of such twelve month period.

         "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by any Stellex Party (including any surface water thereon and soil or groundwater thereunder).

         "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) with respect to a Revolving Loan Lender, such Lender's Revolving Loan Commitment (or, if after the Revolving Termination Date, the outstanding balances of such Lender's Revolving Loans) by the aggregate amount of all Revolving Loan Lenders' Revolving Loan Commitments (or, if after the Revolving Termination Date, the outstanding balances of all Revolving Loans;
(ii) with respect to a Term A Loan Lender, the outstanding amount of such Term A Loan Lender's Term A Loans by the aggregate outstanding amount of all Term A Loans; (iii) with respect to a Term B Loan Lender, the outstanding amount of such Term B Loan Lender's Term B Loans by the aggregate outstanding amount of all Term B Loans; and (iv) with respect to all Lenders, each Lender's Revolving Loan Commitment (or, if after the Revolving Termination Date, the outstanding balance of such Lender's Revolving Loans), such Lender's outstanding Term A Loans and such Lender's outstanding Term B Loans by the sum of all the Lenders' Revolving Loan Commitments (or, if after the Revolving Termination Date, the outstanding balance of all Revolving Loans) plus the outstanding Term A Loans plus the outstanding Term B Loans.

         "Real Property" means all of each Stellex Party's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals, and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "Receivables" means a Loan Party's present and future (i) accounts,
(ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance, (iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Loan Party is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Loan Party,
(vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

         "Register" has the meaning ascribed to such term in Section 13.01(c).

         "Regulation T" means Regulation T of the Federal Reserve Board as in effect from time to time.

         "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

         "Reimbursement Date" is defined in Section 2.04(d)(i)(A).

         "Reimbursement Obligations" means, as to the Borrower, the aggregate reimbursement or repayment obligations of the Borrower with respect to amounts drawn under Letters of Credit.

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration at or into the indoor or outdoor environment or at or into or out of any real or personal property (regardless of whether any Stellex Party owns, leases or operates it), including the movement of Contaminants through or in the air, soil, surface water, groundwater or any real or personal property (regardless of whether any Stellex Party owns, leases or operates it).

         "Remedial Action" means any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) perform pre-remedial studies and investigations and post- remedial monitoring and care.

         "Replacement Event" means, with respect to any Lender, the appointment of, or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent.

         "Replacement Lender" means a financial institution which is an Eligible Assignee or is otherwise reasonably acceptable to the Administrative Agent and the Borrower (which acceptance shall not be unreasonably withheld) and which is not a Stellex Party or an Affiliate of a Stellex Party.

         "Reportable Event" means any of the events described in Section 4043 of ERISA other than an event which is not subject to the thirty (30) day notice requirement of such regulation.

         "Requirements of Law" means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act, Environmental, Health or Safety Requirement of Law and any certificate of occupancy, zoning ordinance, building or land use requirement or any permit, approval, authorization license, variance, or permission required from a Governmental Authority or any labor, employment, occupational safety or health law, rule or regulation.

         "Requisite Lenders" means, at any time, Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate amount of the Revolving Loan Commitments in effect at such time plus the aggregate outstanding amount of the Loans (other than Revolving Loans and Swing Loans) at such time are greater than 50.1%; provided, however, that, in the event that the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means any Lender or Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding amount of the Obligations are greater than 50.1%.

         "Reset Date" means September 30, 1999.

         "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Stellex Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Stellex Party now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any permitted subordinated indebtedness and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, a Stellex Party now or hereafter outstanding.

         "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus
(ii) the outstanding principal amount of the Revolving Loans at such time, plus
(iii) Letter of Credit Obligations outstanding at such time.

         "Revolving Loan" has the meaning ascribed to such term in Section 2.01(a).

         "Revolving Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Loan Commit ment" on Exhibit B attached hereto or the signature page of the Assignment and Acceptance by which it became (or becomes) a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Loan Commitments" means the aggregate principal amount of the Revolving Loan Commitments of all the Lenders, the original principal amount of which is $65,000,000.

         "Revolving Loan Lender" means a Lender who has a Revolving Loan Commitment.

         "Revolving Loan Notes" has the meaning assigned thereto in Section 2.05(a).

         "Revolving Termination Date" means the day which is the earliest of (A) March 31, 2005, (B) the termination of the Commitments pursuant to Section 11.02(a) and (C) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 3.01(a)(ii).

         "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Security Agreements" means the Security Agreements, substantially in the form of Exhibit L attached hereto and made a part hereof.

         "SG" has the meaning ascribed to such term in the preamble hereto.

         "Solvent", when used with respect to any Person, means that at the time of determination:

               (i) the fair value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities);

               (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured;

               (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

               (iv) it has not conducted nor proposes to conduct a business for which its assets would constitute unreasonably small capital.

         "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrower, which is not a Commercial Letter of Credit.

         "Stellex Parties" means the Borrower and its Subsidiaries.

         "Subordinated Note Documents" means, collectively, the Subordinated
Note Indenture and all documents, instruments and agreements delivered in connection therewith.

         "Subordinated Note Indenture" means the Indenture dated as of October 31, 1997, as amended by Supplemental Indenture No. 1 dated as of May 29, 1998 and Supplemental Indenture No. 2 dated as of March 1, 1999, between the Borrower, the subsidiary guarantors party thereto and Marine Midland Bank, as Trustee, pursuant to which the Subordinated Notes were issued.

         "Subordinated Notes" means the 9 1/2% Senior Subordinated Notes due 2007 issued pursuant to the Subordinated Note Indenture.

         "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

         "Swing Loan" is defined in Section 2.03(a).

         "Swing Loan Lender" means SG, in its individual capacity or, in the event SG is not the Administrative Agent, the Administrative Agent (or any Affiliate of the Administrative Agent designated by the Administrative Agent), in its individual capacity.

         "Swing Loan Note" means one or more notes evidencing the Borrower's Obligation to repay the Swing Loans.

         "Syndication Agent" has the meaning ascribed to such term in the preamble hereto.

         "Taxes" has the meaning ascribed to such term in Section 3.03(a).

         "Tax Sharing Agreement" has the meaning ascribed to such term in
Section 9.08.

         "Term A Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Term A Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term A Loan Commitment" on Exhibit B attached hereto or the signature page of the Assignment and Acceptance by which it became (or becomes) a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Term A Loan Commitments" means the aggregate principal amount of the Term A Loan Commitments of all the Lenders, the original principal amount of which is $60,000,000.

         "Term A Loan Lender" means a Lender who has a Term A Loan Commitment.

         "Term A Loan Notes" has the meaning assigned thereto in Section
2.05(b).

         "Term A Loans" has the meaning ascribed to such term in Section 2.02(a)(i).

         "Term A Maturity Date" means the day which is the earlier of (A) March 31, 2005 and (B) the acceleration of the Loans pursuant to Section 11.02(a).

         "Term B Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make Term B Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term B Loan Commitment" on Exhibit B attached hereto or the signature page of the Assignment and Acceptance by which it became (or becomes) a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Term B Loan Commitments" means the aggregate principal amount of the Term B Loan Commitments of all the Lenders, the original principal amount of which is $110,000,000.

         "Term B Loan Lender" means a Lender who has a Term B Loan Commitment.

         "Term B Loan Notes" has the meaning assigned thereto in Section
2.05(c).

         "Term B Loans" has the meaning ascribed to such term in Section 2.02(a)(ii).

         "Term B Maturity Date" means the day which is the earlier of (A) September 30, 2006 and (B) the acceleration of the Loans pursuant to Section 11.02(a).

         "Term Loans" means, collectively, the Term A Loans and the Term B
Loans.

         "Term Notes" means, collectively, the Term A Loan Notes and the Term B Loan Notes.

         "Termination Event" means (i) any Reportable Event with respect to any Benefit Plan, (ii) the withdrawal of a Stellex Party or an ERISA Affiliate from a Benefit Plan during a plan year in which such Stellex Party or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the imposition of an obligation on any Stellex Party or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA, (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate any Benefit Plan or Foreign Pension Plan (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan, or (vii) the partial or complete withdrawal of any Stellex Party or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

         "Transaction Documents" means, collectively, the Loan Documents and the Acquisition Documents.

         "Type" means, with respect to any Loan, its nature as a Eurodollar Rate Loan or a Base Rate Loan.

         "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

         "Unused Commitment Fee" has the meaning ascribed to such term in
Section 4.03(a).

         "Voting Securities" means with respect to any Person, Securities with respect to any class or classes of capital stock of such Person entitling the holders thereof ordinarily to vote in the election of the members of the board of directors of such Person.

         "Watkins-Johnson Acquisition" means the transactions contemplated by the Watkins-Johnson Acquisition Documents.

         "Watkins-Johnson Acquisition Agreement" means the Stock Purchase Agreement dated as of August 29, 1997 by and among TSMD Acquisition, Watkins-Johnson Company and Microwave (formerly known as W-J TSMD, Inc.).

         "Watkins-Johnson Acquisition Documents" means, collectively, the Watkins-Johnson Acquisition Agreement and all documents, instruments and agreements delivered in connection therewith.

         "Working Capital" means, as at any date of determination, the excess, if any, of Current Assets (excluding cash and cash equivalents) over Current Liabilities.

         1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

         1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.04. Other Terms. Terms not otherwise defined herein which are defined in, or used in, Article 9 of the Uniform Commercial Code shall have the respective meanings assigned to such terms in Article 9 of the Uniform Commercial Code.

         1.05 Knowledge. As used in this Agreement the phrases "to the knowledge of," "known by" or phrases of similar import, when applied to any Stellex Party, shall mean that an individual holding any of the offices identified on Schedule
1.05 attached hereto is actually aware of, or should be aware of in the ordinary course of business, the fact or other matter.

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS

         2.01. Revolving Loan Facility.

         (a) Availability. Subject to the terms and conditions set forth in this Agreement, each Revolving Loan Lender hereby severally agrees to make revolving loans (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower from time to time during the period from the Effective Date to the Business Day immediately preceding the Revolving Termination Date, in an amount not to exceed such Revolving Loan Lender's Pro Rata Share of the Availability at such time; provided, however, that the initial Borrowing of Revolving Loans shall not exceed $15,000,000. Each Base Rate Loan shall be for a minimum amount of One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Each Eurodollar Rate Loan shall be for a minimum amount of Two Million Dollars ($2,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Revolving Loan Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Revolving Loan Lender shall be responsible for any failure by any other Revolving Loan Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Commitment of any Revolving Loan Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Revolving Loan made to it on any day which is a Business Day and any amounts so repaid may be reborrowed in accordance with the provisions of this Section 2.01(a).

         (b) Notice of Borrowing. When the Borrower desires to borrow under this
Section 2.01, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, no later than 12:00 noon (New York time) (i) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans; provided that no Borrowing of Eurodollar Rate Loans shall be made on the Effective Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business
Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period. In lieu of delivering such a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(b) if it confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent promptly, but in no event later than 5:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.01(b) shall be irrevocable.


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



         (c) Making of Revolving Loans. (i) Each Revolving Loan Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrower to be made as Revolving Loans in the Administrative Agent's Account at its office in New York, New York, in immediately available funds, not later than 2:00 p.m. (New York time) on any Funding Date applicable thereto. The Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding
Date). The failure of any Revolving Loan Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Revolving Loan Lender of its obligations hereunder to make its Revolving Loan on such Funding Date.

         (ii) Unless the Administrative Agent shall have been notified by any Revolving Loan Lender no later than 1:00 p.m. (New York time) on the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Revolving Loan Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Revolving Loan Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to the Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Revolving Loan Lender on or prior to the applicable Funding Date, such Revolving Loan Lender agrees to pay, and in addition the Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Administrative Agent, (A) in the case of the Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Revolving Loan Lender, at the Federal Funds Rate for the first Business Day, and thereafter at the interest rate applicable to such Borrowing. If such Revolving Loan Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Revolving Loan Lender's Revolving Loan, and if both such Revolving Loan Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to the Borrower such corresponding amount. This Section 2.01(c)(ii) does not relieve any Revolving Loan Lender of its obligation to make its Revolving Loan on any Funding Date; nor does this Section 2.01(c)(ii) relieve the Borrower of its obligation to pay or repay any Revolving Loan Lender funding its Revolving Loan pursuant to this
Section 2.01(c)(ii) interest on such Revolving Loan from such Funding Date until the date on which such Revolving Loan is repaid in full.

         (d) Repayment of Revolving Loans. The Revolving Loan Commitments shall terminate, and all outstanding Revolving Loans shall be paid in full, on the Revolving Termination Date.

         2.02. Term Loan Facility.

         (a) (i) Amount of Term A Loans. Subject to the terms and conditions set forth in this Agreement, each Term A Loan Lender hereby severally agrees to make term loans (each individually, a "Term A Loan" and, collectively, the "Term A Loans") to the Borrower on the Effective Date in an amount not to exceed such Lender's Term A Loan Commitment. Each Term A Loan shall be a Base Rate Loan on the Funding Date. All Term A Loans shall be made by the Term A Loan Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Term A Loan Lender shall be responsible for any failure by any other Term A Loan Lender to perform its obligation to make a Term A Loan hereunder nor shall the Term A Loan Commitment of any Term A Loan Lender be increased or decreased as a result of any such failure.

         (ii) Amount of Term B Loans. Subject to the terms and conditions set forth in this Agreement, each Term B Loan Lender hereby severally agrees to make term loans (each individually, a "Term B Loan" and, collectively, the "Term B Loans") to the Borrower on the Effective Date in an amount not to exceed such Lender's Term B Loan Commitment. Each Term B Loan shall be a Base Rate Loan on the Funding Date. All Term B Loans shall be made by the Term B Loan Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Term B Loan Lender shall be responsible for any failure by any other Term B Loan Lender to perform its obligation to make a Term B Loan hereunder nor shall the Term B Loan Commitment of any Term B Loan Lender be increased or decreased as a result of any such failure.

         (b) Notice of Borrowing. When the Borrower desires to borrow under this
Section 2.02, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, no later than 12:00 noon (New York time) at least one Business Day in advance of the proposed Funding Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day) and
(ii) the amount of the proposed Borrowing with respect to the Term Loans. All Term Loans shall be Base Rate Loans on the Funding Date but after the Funding Date may be converted to Eurodollar Rate Loans pursuant to Section 4.01(c). Any Notice of Borrowing given pursuant to this Section 2.02(b) shall be irrevocable.

         (c) Making of Term Loans. Each Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrowers specified in such Notice of Borrowing to be made as Term Loans in the Administrative Agent's Account at its office in New York, New York, in immediately available funds, not later than 12:00 noon (New York time) on the Funding Date. Subject to the fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent's office in New York, New York on such Funding Date.

         (d)(i) Repayment of Term A Loans. The principal amount of the Term A Loans shall be payable in twenty-four (24) consecutive quarterly installments on the last day of March, June, September and December in each year, commencing on June 30, 1999 in the principal amounts set forth below; provided, however, that the amount of the last such installment shall be in the amount necessary to repay in full the outstanding principal amount of the Term A Loans:

                  Installment Payment Date                       Amount
                  ------------------------                       ------

                  June 30, 1999                                 $1,250,000
                  September 30, 1999                             1,250,000
                  December 31, 1999                              1,250,000
                  March 31, 2000                                 1,250,000
                  June 30, 2000                                  1,875,000
                  September 30, 2000                             1,875,000
                  December 31, 2000                              1,875,000
                  March 31, 2001                                 1,875,000
                  June 30, 2001                                  2,500,000
                  September 30, 2001                             2,500,000
                  December 31, 2001                              2,500,000
                  March 31, 2002                                 2,500,000
                  June 30, 2002                                  2,500,000
                  September 30, 2002                             2,500,000
                  December 31, 2002                              2,500,000
                  March 31, 2003                                 2,500,000
                  June 30, 2003                                  3,125,000
                  September 30, 2003                             3,125,000

                  December 31, 2003                              3,125,000
                  March 31, 2004                                 3,125,000
                  June 30, 2004                                  3,750,000
                  September 30, 2004                             3,750,000
                  December 31, 2004                              3,750,000
                  March 31, 2005                                 3,750,000

         (ii) Repayment of Term B Loans. The principal amount of the Term B Loans shall be payable in thirty (30) consecutive quarterly installments on the last day of September, December, March and June in each year, commencing on June 30, 1999 in the principal amounts set forth below; provided, however, that the amount of the last such installment shall be in the amount necessary to repay in full the outstanding principal amount of the Term B Loans:

                  Installment Payment Date                     Amount

                  June 30, 1999                                $   250,000
                  September 30, 1999                               250,000
                  December 31, 1999                                250,000
                  March 31, 2000                                   250,000
                  June 30, 2000                                    250,000
                  September 30, 2000                               250,000
                  December 31, 2000                                250,000
                  March 31, 2001                                   250,000
                  June 30, 2001                                    250,000
                  September 30, 2001                               250,000
                  December 31, 2001                                250,000
                  March 31, 2002                                   250,000
                  June 30, 2002                                    250,000
                  September 30, 2002                               250,000
                  December 31, 2002                                250,000
                  March 31, 2003                                   250,000
                  June 30, 2003                                    250,000
                  September 30, 2003                               250,000
                  December 31, 2003                                250,000
                  March 31, 2004                                   250,000
                  June 30, 2004                                    250,000
                  September 30, 2004                               250,000
                  December 31, 2004                                250,000
                  March 31, 2005                                   250,000
                  June 30, 2005                                 10,000,000
                  September 30, 2005                            10,000,000
                  December 31, 2005                             10,000,000
                  March 31, 2006                                10,000,000
                  June 30, 2006                                 32,000,000
                  September 30, 2006                            32,000,000

         2.03. Swing Loans. (a) Swing Loans. Subject to the terms and conditions set forth herein, the Swing Loan Lender may, in its sole discretion, make loans (the "Swing Loans") to the Borrower, from time to time after the Effective Date and prior to the Revolving Termination Date, up to an aggregate principal amount at any one time outstanding which shall not exceed $5,000,000. The Swing Loan Lender shall have no duty to make or to continue to make Swing Loans. All Swing Loans shall be payable on demand with accrued interest thereon and shall be secured as part of the Obligations by the Collateral and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that (x) Swing Loans shall not have a minimum amount requirement and (y) all interest on the Swing Loans made by the Swing Loan Lender shall be payable to the Swing Loan Lender solely for its own account.

         (b) Notice of Borrowing. When the Borrower desires to borrow under this
Section 2.03, it shall deliver to the Administrative Agent an irrevocable Notice of Borrowing, signed by it, no later than 12:00 p.m. (New York time) on the day of the proposed Borrowing of a Swing Loan. Such Notice of Borrowing shall specify (i) the date of the proposed Borrowing (which shall be a Business Day),
(ii) the amount of the proposed Borrowing and (iii) instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing, the Borrower shall give the Administrative Agent irrevocable telephonic notice of any proposed Borrowing by 12:00 p.m. (New York time) on the day of the proposed Borrowing, and shall confirm such notice by delivery of the Notice of Borrowing by telecopy to the Administrative Agent promptly, but in no event later than 3:00 p.m. (New York time) on the same day. All Swing Loans shall be Base Rate Loans.

         (c) Making of Swing Loans. The Swing Loan Lender shall deposit the amount it intends to fund, if any, in respect of the Swing Loans requested by the Borrower with the Administrative Agent at its office in New York, New York not later than 3:00 p.m. (New York time) in immediately available funds on the date of the proposed Borrowing applicable thereto. The Swing Loan Lender shall not make any Swing Loan during the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied, and the Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan. Subject to the preceding sentence, the Administrative Agent shall make such pro ceeds available to the Borrower at the Administrative Agent's office in New York, New York on the date of the proposed Borrowing and shall disburse such proceeds to the Borrower in accordance with the Borrower's disbursement instructions set forth in the applicable Notice of Borrowing.

         (d) Repayment of Swing Loans. The Borrower shall repay the outstanding Swing Loans owing to the Swing Loan Lender (i) upon demand by the Swing Loan Lender and (ii) on the Revolving Termination Date. In the event that the Borrower fails to repay any Swing Loans, together with interest thereon, as set forth in the first sentence of this Section 2.03(d), then, upon the request of the Swing Loan Lender, each Revolving Loan Lender shall make Revolving Loans to the Borrower (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.01(b), which conditions and requirement such Revolving Loan Lenders irrevocably waive) in an amount equal to such Revolving Loan Lender's Pro Rata Share of the aggregate amount of the Swing Loans then outstanding (net of that portion of such Swing Loan, if any, owing to such Revolving Loan Lender in its capacity as a Swing Loan Lender) after giving effect to any prepayments and repayments made by the Borrower, and the Borrower hereby authorizes the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans. To the extent the Administrative Agent receives any amounts in prepayment or repayment of outstanding Revolving Loans prior to such request, the Administrative Agent shall apply such amounts when received to the repayment of the Swing Loans then outstanding. The failure of any Revolving Loan Lender to make available to the Administrative Agent its Pro Rata Share of such Revolving Loans shall not relieve any other Revolving Loan Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Loan Lender's Pro Rata Share of such Revolving Loans on the date of such request.

         2.04. Letters of Credit. Subject to the terms and conditions set forth herein, the Issuing Bank hereby agrees to Issue for the account of the Borrower one or more Letters of Credit during the period from the Closing Date to the date which is the thirtieth day prior to the Revolving Termination Date, subject to the following provisions:

         (a) Types and Amounts. The Issuing Bank shall not have any obligation to Issue, and shall not Issue any Letter of Credit at any time:

               (i) if the aggregate Letter of Credit Obligations with respect to the Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed $15,000,000 or any limit imposed by law or regulation upon the Issuing Bank;

               (ii) if the Issuing Bank receives written notice (A) from the Administrative Agent at or before 12:00 p.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that immediately after giving effect to the Issuance of such Letter of Credit, (1) the Letter of Credit Obligations at such time would exceed $15,000,000 or (2) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (B) from the Administrative Agent or any of the Lenders at or before 12:00 p.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that one or more of the condi tions precedent contained in
          Article V, as applicable, would not on such date be satisfied (or waived pursuant to Section 13.09), unless such conditions are thereafter satisfied or waived and written notice of such satisfaction or waiver is given to the Issuing Bank by the Administrative Agent (and the Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in
          Article V, as applicable, have been satisfied or waived); or

               (iii) which has an expiration date later than the earlier of (A) the date which occurs 180 days following the date of Issuance with respect to a Commercial Letter of Credit or the date which occurs 360 days following the date of Issuance with respect to a Standby Letter of Credit or (B) the fifth Business Day immediately preceding the Revolving Termination Date; or

         (iv) which is in a currency other than Dollars.

         (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Article V, as applicable, the obligation of the Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

               (i) if the Issuing Bank so requests, the Borrower shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agree ment and such other documents and materials as may be required pursuant to the terms thereof;

               (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its reasonable credit judgment; and

               (iii) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from Issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the Issuance of letters of credit generally or the Issuance of such Letter of Credit.

         (c) Issuance of Letters of Credit. (i) The Borrower shall give the Issuing Bank and the Administrative Agent written notice that it is requesting that the Issuing Bank Issue a Letter of Credit not later than 12:00 p.m. (New York time) on the third Business Day preceding the requested date for Issuance thereof, or such shorter notice as may be acceptable to such Issuing Bank and the Administrative Agent. Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) the stated amount of the Letter of Credit requested, (C) the effective date (which shall be a Business Day) of Issuance of such Letter of Credit, (D) the date on which such Letter of Credit is to expire, (E) the Person for whose benefit such Letter of Credit is to be Issued, (F) other relevant terms of such Letter of Credit and (G) the amount of the then outstanding Letter of Credit Obligations. Such Issuing Bank shall notify the Administrative Agent immediately upon receipt of a written notice from the Borrower requesting that a Letter of Credit be Issued and, upon the Administrative Agent's request therefor, send a copy of such notice to the Administrative Agent.

         (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender).

         (d) Reimbursement Obligations; Duties of Issuing Banks. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

               (A) the Borrower shall reimburse the Issuing Bank for amounts drawn under such Letter of Credit pursuant to Section 2.04 below, no later than the date (the "Reimbursement Date") which is one (1) Business Day after the Borrower receives written notice from the Issuing Bank that a draft has been presented under such Letter of Credit by the beneficiary thereof; and

               (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans that are Revolving Loans in accordance with Section 4.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable in accordance with Section 4.01(d).

         (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

         (iii) No action taken or omitted, in good faith and without gross negligence, by the Issuing Bank under or in connection with any Letter of Credit shall put the Issuing Bank under any resulting liability to any Revolving Loan Lender, the Borrower or, so long as it is not Issued in violation of Section 2.04(a), relieve any Revolving Loan Lender of its obligations hereunder to the Issuing Bank. Solely as between the Issuing Bank and the Revolving Loan Lenders, in determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Revolving Loan Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

         (e) Participations. (i) Immediately upon Issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this
Section 2.04, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Revolving Loan Lender's Pro Rata Share, including, without limitation, all obligations of the Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor and guaranty pertaining thereto.

         (ii) If the Issuing Bank makes any payment under any Letter of Credit and the Borrower does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Loan Lender, and each Revolving Loan Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Revolving Loan Lender's Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Revolving Loan Lender in its capacity as the Issuing Bank), and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for the Issuing Bank's account, pursuant to this Section 2.04(e). All such payments shall constitute Revolving Loans made to the Borrower pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement in Section 2.01(b) to deliver a Notice of Borrowing, which conditions and requirement, for the purpose of refunding any Reimbursement Obligation owing to the Issuing Bank, the Revolving Loan Lenders irrevocably waive). If a Revolving Loan Lender does not make its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Revolving Loan Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable to a Base Rate Loan for Revolving Loans in accordance with Section 4.01(a). The failure of any such Revolving Loan Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Revolving Loan Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank such other Revolving Loan Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Revolving Loan Lender to make such payment to the Administrative Agent. This Section 2.04(e)(ii) does not relieve the Borrower of its obligation to pay or repay any Revolving Loan Lender funding its Pro Rata Share of such payment pursuant to this Section 2.04(e)(ii) interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full.

         (iii) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Revolving Loan Lender has made a Revolving Loan pursuant to clause (ii) of this
Section 2.04(e)(iii), the Issuing Bank shall promptly pay to the Administrative Agent such payment in accordance with Section 3.02. Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

         (iv) Upon the request of any Lender, the Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which the Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

         (v) The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of the Issuing

Bank, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Article V, as applicable, which conditions, for the purposes of refunding any Reimbursement Obligation owed to the Issuing Bank, such Revolving Loan Lenders irrevocably waive) under all circumstances, including, without limitation, any of the following circumstances:

               (A) any lack of validity or enforceability hereof or of any of the other Loan Documents;

               (B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be act ing), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

               (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

               (E) any failure by the Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or

               (F) the occurrence of any Event of Default or Default.

         (f) Payment of Reimbursement Obligations. The Borrower unconditionally agrees to pay to the Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank or any other Person. In the event any payment by the Borrower received by the Issuing Bank with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participation is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receiver ship, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

         (g) Issuing Bank Charges. The Borrower shall pay to the Issuing Bank, solely for its own account, the standard charges assessed by the Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrower's account as may be agreed upon by the Borrower and the Issuing Bank from time to time.

         (h) Issuing Bank Reporting Requirements. The Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each calendar month, provide to the Administrative Agent and the Borrower separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each month and any information requested by the Administrative Agent or the Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

         (i) Indemnification; Exoneration. (A) In addition to all other amounts payable to an Issuing Bank, the Borrower hereby agrees to defend, indemnify, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding net income taxes) which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

         (B) As between the Borrower on the one hand and the Administrative Agent, the Lenders and the Issuing Bank on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the Issuing Bank and the Lenders shall not be responsible for (except to the extent resulting from their respective gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction): (i) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and Issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any litigation, proceeding or charges with respect to such Letter of Credit; and
(ix) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank or the Lenders.

         2.05. Promise to Pay; Evidence of Debt. (a) The Borrower agrees to pay when due the principal amount of each Revolving Loan which is made to the Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Revolving Loans owing to the Revolving Loan Lenders. The Borrower shall execute and deliver to each Revolving Loan Lender a promissory note to evidence the Revolving Loans owing to such Revolving Loan Lender and agrees to execute and deliver to such Revolving Loan Lender and any assignee of such Revolving Loan Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit F-1 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Revolving Loan Notes"; and "Revolving Loan Note" means any one of the Revolving Loan Notes).

         (b) The Borrower agrees to pay when due the principal amount of each Term A Loan which is made to the Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Term A Loans owing to the Term A Loan Lenders. The Borrower shall execute and deliver to each Term A Loan Lender a promissory note to evidence the Term A Loans owing to such Term A Loan Lender and agrees to execute and deliver to such Term A Loan Lender and any assignee of such Term A Loan Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit F-2 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Term A Loan Notes"; and "Term A Loan Note" means any one of the Term A Loan Notes).

         (c) The Borrower agrees to pay when due the principal amount of each Term B Loan which is made to the Borrower, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Term B Loans owing to the Term B Loan Lenders. The Borrower shall execute and deliver to each Term B Loan Lender a promissory note to evidence the Term B Loans owing to such Term B Loan Lender and agrees to execute and deliver to such Term B Loan Lender and any assignee of such Term B Loan Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit F-3 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Term B Loan Notes"; and "Term B Loan Note" means any one of the Term B Loan Notes).

         (d) The Borrower agrees to pay when due the principal amount of each Swing Loan which is made to the Borrower, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Swing Loans owing to the Swing Loan Lender. The Borrower shall execute and deliver to the Swing Loan Lender a promissory note to evidence the Swing Loans owing to the Swing Loan Lender and agrees to execute and deliver to the Swing Loan Lender and any assignee of the Swing Loan Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit F-4 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Swing Loan Notes"; and "Swing Loan Note" means any one of the Swing Loan Notes).

         2.06. Use of Proceeds of Loans. The proceeds of the Loans shall be used
(i) to finance the Acquisition, (ii) to refinance certain existing senior indebtedness of the Borrower and its Subsidiaries, (iii) to pay the transaction fees and expenses relating to the Acquisition and the other transactions contemplated under this Agreement, (iv) to finance Permitted Acquisitions and Permitted Foreign Acquisitions in accordance with the terms hereof and (iv) to provide working capital in the ordinary course of business of the Borrower and its Subsidiaries and for other general corporate purposes not prohibited hereunder.

         2.07. Authorized Officers, Employees and Agents. On the Effective Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer's Certificate setting forth the names of the officers of the Borrower, employees and agents of the Borrower authorized to request Loans and Letters of Credit on behalf of the Borrower and containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Agents shall be entitled to rely conclusively on such officer's, employee's or agent's authority to request such Loan or Letter of Credit until the Agents receive written notice to the contrary. In addition, the Agents shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Agents shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing or any other document, and, with respect to an oral request for such a Loan or Letter of Credit, the Agents shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. None of the Agents, the Issuing Banks or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which any Agent, any Issuing Bank or any Lender believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower.

                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

         3.01. Prepayments; Reductions in Revolving Loan Commitments.

         (a) Voluntary Prepayments/Reductions.

         (i) The Borrower may, at any time and from time to time, prepay the Loans in whole or in part upon at least one (1) Business Day's (with respect to Base Rate Loans) or three (3) Business Days' (with respect to Eurodollar Rate Loans) prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender, it being agreed that the failure of the Administrative Agent to give such notice shall not affect the Borrower's right to prepay any Loan); provided, however, that (A) any partial prepayment of Revolving Loans shall be in minimum amounts of $500,000 and in multiples of $100,000 in excess thereof and that any partial prepayment of Term Loans shall be in minimum amounts of $1,000,000 and in multiples of $100,000 in excess thereof, (B) Eurodollar Rate Loans may only be prepaid (1) in whole or in part on the expiration date of the then applicable Eurodollar Interest Period or (2) otherwise upon payment of the amounts described in
Section 4.02(f) and (C) if Term B Loans are prepaid in whole or in part at any time during the period commencing on the Effective Date and ending on the date which is the second anniversary thereof, the Borrower will pay the applicable amount described in Section 4.03(c) . Any notice of prepayment given to the Administrative Agent under this Section 3.01(a)(i) shall specify the Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepayment. Any prepayment of Term Loans shall be applied in the proportions specified by the Borrower to the Term A Loans and the Term B Loans but the amounts, if any, applied to each of the Term A Loans and Term B Loans shall be applied pro rata to the remaining principal installments of such Term Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.

         (ii) The Borrower, upon at least five (5) Business Days' prior notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), shall have the right, at any time and from time to time, to terminate in whole or permanently reduce ratably in part the unused portions of the Commitments. Any partial reduction of the Commitments shall be in an aggregate minimum amount of One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount, and shall reduce the Commitment of each Lender proportionately in accordance with such Lender's Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this Sec tion 3.01(a)(ii) shall specify whether the termination or reduction is applicable to the Revolving Loan Commitment, the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.

         (iii) Except as provided in this Section 3.01(a), the prepayments and payments in respect of reductions and terminations described in clauses (i) and
(ii) of this Section 3.01(a) may be made without premium or penalty.

         (b) Mandatory Prepayments/Reductions.

         (i) Immediately upon any Loan Party's receipt of any Net Cash Proceeds (other than Excluded Sale Proceeds) on account of an Asset Sale, such Loan Party shall make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Cash Proceeds. Subject to Section 3.01(b)(iv), each such prepayment of Term Loans shall be applied pro rata to the Term A Loans and the Term B Loans and the amounts applied to Term A Loans and Term B Loans shall be applied pro rata to the remaining principal installments of such Term Loans.

         (ii) Immediately upon any Loan Party's receipt of any Net Cash Proceeds from the issuance of any Securities (other than Excluded Securities) by such Loan Party, such Loan Party shall make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Cash Proceeds. Notwithstanding the foregoing, a mandatory prepayment will not be required under this Section 3.01(b)(ii) with respect to Net Cash Proceeds that are used by a Loan Party within one year from the receipt of such Net Cash Proceeds by such Loan Party to consummate a Permitted Acquisition or a Permitted Foreign Acquisition or make a Permitted Investment, provided that such Net Cash Proceeds are deposited into the Cash Collateral Account upon receipt of such Net Cash Proceeds by such Loan Party until the earlier of (a) such time as such Loan Party consummates such Permitted Acquisition or such Permitted Foreign Acquisition or makes such Permitted Investment or (b) the first annual anniversary of the date such Net Cash Proceeds were deposited into the Cash Collateral Account (on such first annual anniversary and at all times thereafter, such Net Cash Proceeds shall cease to be proceeds from the issuance of Excluded Securities). Subject to Section 3.01(b)(iv), each prepayment of Term Loans required to be made under this Section 3.01(b)(ii) shall be applied pro rata to the Term A Loans and the Term B Loans and the amounts applied to Term A Loans and Term B Loans shall be applied pro rata to the remaining principal installments of such Term Loans.

         (iii) On the earlier of (A) the date the financial statements of the Borrower and its Subsidiaries are delivered to the Administrative Agent pursuant to Section 7.01(b) and (B) the 90th day following the last day of each Fiscal Year, the Borrower shall make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to the lesser of 75% of the Excess Cash Flow for such Fiscal Year or the aggregate principal amount of the Term Loans outstanding as of the date of payment; provided, however, that a mandatory prepayment of the Term Loans in an amount equal to the lesser of 50% of the Excess Cash Flow for such Fiscal Year or the aggregate principal amount of the Term Loans outstanding as of the date of payment shall be required hereunder if the Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of such Fiscal Year is less than 3.50 to 1.00, and no mandatory prepayment shall be required hereunder if the Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last of such Fiscal Year is less than 2.00 to 1.00. Subject to Section 3.01(b)(iv), each such prepayment of Term Loans shall be applied pro rata to the Term A Loans and the Term B Loans and the amounts applied to Term A Loans and Term B Loans shall be applied pro rata to the remaining principal installments of such Term Loans.

         (iv) In the event that a mandatory prepayment is required to be made on the Term Loans under Section 3.01(b)(i), (ii) or (iii) and Term A Loans are outstanding (an "Option Event"), the portion of the mandatory prepayment that is required to be applied to the Term B Loans (the "B Portion") shall be deposited into the Cash Collateral Account and each Term B Lender shall have the option not to have its Term B Loans prepaid. If an Option Event occurs, the Administrative Agent shall give each Term B Lender notice (the "Option

Notice") that an Option Event has occurred and specify the prepayment amount such Term B Lender will receive if its Term B Loans are prepaid. A Term B Lender may elect not to receive such prepayment amount by giving the Administrative Agent notice of such election within five Business Days following such Term B Lender's receipt of the Option Notice (the "Election Period"). Any prepayment amount that a Term B Lender elects not to receive shall be applied pro rata to the remaining principal installments of the Term A Loans. Promptly following the Election Period, the Administrative Agent shall withdraw the B Portion from the Cash Collateral Account and apply that amount of the B Portion to the remaining principal installments of the Term B Loans held by Term B Lenders that have not made the foregoing election and that amount of the B Portion, if any, pro rata to the remaining principal installments of the Term A Loans with respect to amounts that would have otherwise been applied to Term B Loans held by Term B Lenders that have made such election.

         (v) Nothing in this Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not expressly permitted by
Article IX.

         3.02. Payments. (a) Manner and Time of Payment. All payments of principal, interest, fees, Reimbursement Obligations and other Obligations which are payable to the Administrative Agent, any Lender or any Issuing Bank shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off, in Dollars and in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, to the Issuing Bank) not later than 1:00 p.m. (New York time) on the date due, by deposit of such funds to the Administrative Agent's Account (or such account of the Issuing Bank, as it may designate). The Administrative Agent shall thereafter cause to be distributed to the Lenders their respective Pro Rata Shares of such payments in accordance with the provisions of Section 3.02(b) if received prior to 1:00 p.m. (New York time), and on the next succeeding Business Day, if received thereafter, by the Administrative Agent.

         (b) Apportionment of Payments. (i) Subject to the provisions of Sections 3.01 and 3.02(b)(ii), all payments of principal in respect of outstanding Revolving Loans shall be applied by the Administrative Agent to the payment of the Revolving Loans owing to the Revolving Loan Lenders in accordance with their respective Pro Rata Shares thereof, and all payments of principal in respect of outstanding Term Loans shall be applied by the Administrative Agent to the payment of the Term Loans owing to the Term Loan Lenders in accordance with their respective Pro Rata Shares thereof.

         (ii) After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments and prepayments of any Obligations and all proceeds of Collateral in the following order:

               (A) first, to pay principal of and interest on any Loans which the Administrative Agent may have advanced on behalf of any Lender pursuant to Section 2.01(c)(ii) for which the Administrative Agent has not been reimbursed by such Lender or the Borrower;

               (B) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agents;

               (C) third, to pay interest or any fees on the Loans;

               (D) fourth, to pay the principal amount of the Loans then outstanding in accordance with each Lender's Pro Rata Share;

               (E) fifth, to pay obligations in respect of any expense reimbursements or indemnities then due to any Lender; and

         (F) sixth, to pay all other Obligations in such order as the Administrative Agent may determine in its sole discretion.

The order of priority set forth in this Section 3.02(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves. If sufficient funds are not available to fund all Obligations described in any of the foregoing clauses (A) through (E), the available funds shall be allocated to the Obligations described in such clause ratably.

         (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

         3.03. Taxes. (a) Except as provided below in this Section 3.03(a), all payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Agent or any Lender hereunder or under the Notes (i) the Borrower shall deduct or withhold the full amount of such Non- Excluded Taxes and pay such Non-Excluded Taxes to the appropriate Governmental Authority in accordance with applicable law and (ii) the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes; provided that the Borrower shall not be required to increase any such amounts payable to any Lender unless the obligation to pay such increased amounts would not have arisen but for a change in law (including the Code or applicable tax treaty) occurring after the Closing Date. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence referred to in Section 3.03(d), the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Lenders as a result of any such failure. The covenants in this Section 3.03(a) shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp, value-added or documentary taxes or any other excise or property taxes, charges or similar levies which arise from (i) any payment made under any Loan Document or (ii) the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrower will indemnify each Lender, each Issuing Bank and each Agent against, and reimburse each on demand for, the full amount of all Non-Excluded Taxes and Other Taxes

(including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender, such Issuing Bank or such Agent (as the case may be) or any Affiliate of such Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or lawfully payable. A certificate as to any amount payable to any Person under this Section 3.03 submitted by such Person to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. This indemnification shall be made within thirty (30) days from the date such Person makes written demand therefor.

         (d) Receipts. Within thirty (30) days after the date of any payment of Non-Excluded Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 13.10, the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof. The Borrower will furnish to the Administrative Agent upon the Administrative Agent's request from time to time an Officer's Certificate stating that all Non-Excluded Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Non-Excluded Taxes or Other Taxes of which it is aware are due.

         (e) Lender Certifications. Without limiting the obligations of the Borrower under this Section 3.03, each Lender shall:

               (i) deliver to the Borrower and the Administrative Agent on or before the Effective Date or the date on which such Lender becomes a Lender pursuant to Section 13.01, (1) in the case of a Lender that is not created or organized under the laws of the United States or any state thereof or that is a foreign trust (within the meaning of Section 7701(a)(31) of the Code) either (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form or forms (such as the W-8BEN, W-8IMY or W-8EC1), as the case may be, (y) if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or
          Section 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto together with a certificate executed by such Lender claiming complete exemption from U.S. federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents and representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), or
          (z), an Internal Revenue Service Form W-8, or successor applicable form or subsequent applicable version thereof or (2) an Internal Revenue Service Form W-9, or successor applicable form;

               (ii) deliver to the Borrower and the Administrative Agent two further duly completed copies of any such form (or deliver the appropriate duly completed successor form of forms) or certification on or before the date that any such form or certification expires or becomes obsolete and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (iii) obtain such extensions of time for filing and duly complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

          unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a participant pursuant to Section 13.01 shall, upon the effectiveness of the related transfer, be required to provide to the Borrower and the Administrative Agent all the forms and statements required of a Lender pursuant to this Section. For purposes of this Section 3.03(e), a Form W-8BEN completed and delivered by a Person claiming a reduced rate of withholding at source under an income tax treaty will not be considered duly completed unless the form contains such Person's U.S. taxpayer identification number.

Notwithstanding anything contained in this Section 3.03, no Lender shall have any liability owing to the Borrower or any other Stellex Party for such Lender's failure to give the applicable form or certification under this Section 3.03.

         3.04. Increased Capital. If any Lender or Issuing Bank reasonably determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over such Lender, such Issuing Bank or banks or financial institutions generally (whether or not having the force of law) effective after the date hereof, compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or under the Notes or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by the Issuing Bank of, or the existence of the Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrower agrees to immediately pay to the Administrative Agent for the account of such Lender or such Issuing Bank, from time to time as specified by such Lender or such Issuing Bank, additional amounts sufficient to compensate such Lender or such Issuing Bank or such corporation on an after-tax basis therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         3.05. Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 3.04 or Section 4.01(f) or any event giving rise to an obligation of Borrower to pay increased amounts under Section 3.03(a), which results in any Lender charging to the Borrower increased costs in excess of those being charged generally by the Lenders, (b) if a Lender is in breach of its obligations to fund under this Agreement, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which requires the consent of all Lenders and has been approved by the Requisite Lenders and/or (d) if a Lender delivers a notice under Section 4.02(e), the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignees, none of whom shall be in default of its obligations under this Agreement at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.05, the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 13.01 (and with all fees payable pursuant to Section 13.01(d) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest (and, if the date of such replacement is a date other than the expiration date of the then applicable Eurodollar Interest Period, all amounts described in Section 4.02(f)) on, all outstanding Loans of the Replaced Lender,
(B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender under this Agreement and (C) an amount equal to all other outstanding Obligations owing to the Replaced Lender, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to in clauses (i) and
(ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate instruments otherwise required by this Agreement executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

                                   ARTICLE IV
                                INTEREST AND FEES

         4.01. Interest on the Loans and other Obligations.

         (a) Rate of Interest. (i) All Revolving Loans and the outstanding amount of all other Obligations (other than Swing Loans and Term Loans) shall bear interest on the unpaid amount thereof from the date such Revolving Loans are made or such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

               (A) If a Base Rate Loan or other Obligation, at a rate per annum equal to the sum of (I) the Base Rate as in effect from time to time, plus (II) the Applicable Revolving Loan Base Rate Margin in effect at such time; and

               (B) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (I) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (II) the Applicable Revolving Eurodollar Rate Margin in effect from time to time during such Eurodollar Interest Period.

         (ii) All Term A Loans shall bear interest on the unpaid amount thereof from the date such Term A Loans are made until paid in full, except as otherwise provided in Section 4.01(d), as follows:

               (A) If a Base Rate Loan, at a rate per annum equal to the sum of
          (I) the Base Rate as in effect from time to time, plus (II) the Applicable Term A Loan Base Rate Margin in effect at such time; and

               (B) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (I) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (II) the Applicable Term A Loan Eurodollar Rate Margin in effect from time to time during such Eurodollar Interest Period.

         (iii) All Term B Loans shall bear interest on the unpaid amount thereof from the date such Term B Loans are made until paid in full, except as otherwise provided in Section 4.01(d), as follows:

               (A) If a Base Rate Loan, at a rate per annum equal to the sum of
          (I) the Base Rate as in effect from time to time, plus (II) the Applicable Term B Loan Base Rate Margin in effect at such time; and

               (B) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (I) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (II) the Applicable Term B Loan Eurodollar Rate Margin in effect from time to time during such Eurodollar Interest Period.

         (iv) All Swing Loans shall bear interest on the unpaid amount thereof from the date such Swing Loans are made until paid in full, except as otherwise provided in Section 4.01(d), at a rate per annum equal to the sum of (I) the Base Rate as in effect from time to time, plus (II) the Applicable Revolving Loan Base Rate Margin in effect at such time minus 0.25%.

         (vi) The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if (x) such Loan is to be made on the Effective Date or (y) at the time of such selection a Default or Event of Default would occur or has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

         (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, and (B) on the applicable Maturity Date or such other date on which such Loans become due and payable.

         (ii) Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Eurodollar Interest Payment Date applicable to such Loan and
(B) on the applicable Maturity Date or such other date on which such Loans become due and payable.

         (iii) Interest accrued on the balance of all other Obligations shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the incurrence of such Obligation, and (B) on each Maturity Date.

         (c) Conversion or Continuation. (i) The Borrower shall have the option
(A) to convert at any time all or any part of the outstanding Base Rate Loans (other than Swing Loans) to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of

Section 4.02 or (ii) if an Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 4.01(c) shall be in a minimum amount of Two Million Dollars ($2,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount.

         (ii) To convert or continue a Loan under Section 4.01(c)(i), the Borrower shall deliver a Notice of Conversion/Continuation to each Lender no later than 12:00 noon (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give each Lender telephonic notice of any proposed conversion/continuation by the time required under this Section 4.01(c)(ii), and such notice shall be confirmed in writing delivered to each Lender promptly (but in no event later than 5:00 p.m. (New York time) on the same day). Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.

         (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, effective immediately upon the occurrence of any Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations, shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest that is otherwise applicable to such Loans and other Obligations from time to time (the "Default Rate").

         (e) Computation of Interest. Interest on (i) Base Rate Loans and all other Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days and (ii) Eurodollar Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment made in accordance with Section 3.02 shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

         (f) Changes; Legal Restrictions. If after the date hereof any Lender or any Issuing Bank reasonably determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

               (i) subjects a Lender or an Issuing Bank (or its Applicable Lending Office) to charges (other than Taxes) of any kind which is applicable to the Commitments or Loans of the Lenders and/or the Issuing Bank to make or maintain Eurodollar Rate Loans or to issue and/or participate in Letters of Credit or changes the basis of taxation of payments to that Lender or the Issuing Bank of principal, fees, interest, or any other amount payable hereunder with respect to Eurodollar Rate Loans or letters of Credit; or

               (ii) imposes, modifies, or holds applicable, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Eurodollar Affiliate of that Lender or that Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or that Issuing Bank of making, renewing or maintaining the Loans or its Commitments or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or such Issuing Bank, from time to time as specified by such Lender or such Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or such Issuing Bank or its Eurodollar Affiliate, on an after-tax basis, for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         (g) Confirmation of Eurodollar Rate. Upon the request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be reasonably requested.

         4.02. Special Provisions Governing Eurodollar Rate Loans. With respect to Eurodollar Rate Loans:

         (a) Amount of Advance. Each Eurodollar Rate Loan shall be for a minimum amount of Two Million Dollars ($2,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount.

         (b) Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.01(b) or Section 2.02(b) (with respect to a Borrowing of a Eurodollar Rate Loan) or Section 4.01(c) (with respect to a conversion into or continuation of a Eurodollar Rate Loan), the Borrower shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (a "Eurodollar Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

               (i) The Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, a Eurodollar Interest Period of either one, two, three or six months in duration;

               (ii) In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

               (iii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, such Eurodollar Interest Period shall expire on the immediately preceding Business Day;

               (iv) The Borrower may not select a Eurodollar Interest Period as to any Loan if such Eurodollar Interest Period terminates later than the applicable Maturity Date;

               (v) The Borrower may not select a Eurodollar Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of such portion of principal; and

               (vi) There shall be no more than ten (10) Eurodollar Interest Periods in effect at any one time.

         (c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the "Interest Rate Determination Date"), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of "Eurodollar Rate") the interest rate which shall apply to Eurodollar Rate Loans, for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

         (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Interest Rate Determination Date:

               (i) the Administrative Agent reasonably determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed;

               (ii) the Requisite Lenders advise the Administrative Agent that Dollar deposits in the principal amounts of the Eurodollar Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Eurodollar Interest Period; or

               (iii) Lenders of any Class whose aggregate ratable shares (stated as a percentage) of the aggregate amount of the Commitments with respect to such Class in effect at such time (provided, however, that in the event that such Commitments have been terminated or are no longer in effect at such time, Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding amount of the Loans with respect to such Class) are greater than 50.1% advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(f), will not adequately and fairly reflect the cost to such Lenders of funding Loans of such Type;

then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Loan of such Types shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, and any Notice of Borrowing for which Revolving Loans have not then been made shall be deemed to be a request for Base Rate Loans, notwithstanding any prior election by the Borrower to the contrary.

         (e) Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, govern mental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

         (ii) When notice is given by a Lender under Section 4.02(e)(i), (A) the Borrower's right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be imme diately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

         (iii) If at any time after a Lender gives notice under Section 4.02(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

         (f) Compensation. In addition to all amounts required to be paid by the Borrower pursuant to Section 4.01, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Eurodollar Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.01(b)) on a date which is not the last day of the applicable Eurodollar Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.02(d) or (e) or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

         (g) Affiliates Not Obligated. No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

         4.03. Fees. (a) Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Loan Lenders in accordance with their Pro Rata Shares, a fee (the "Unused Commitment Fee") on the average amount by which (i) the Revolving Loan Commitments exceeds (ii) the Revolving Credit Obligations minus the outstanding principal amount of the Swing Loans, accruing for the period commencing on the Effective Date and ending on the Revolving Termination Date, at the Commitment Fee Rate on such average amount, payable quarterly in arrears on the first Business Day of each calendar quarter and on the Revolving Termination Date.

                  (b) Letter of Credit Fee. In addition to any charges paid pursuant to Section 2.04(g), the Borrower shall pay to the Agent, for the account of the Revolving Loan Lenders in accordance with their respective Pro Rata Shares:

               (i) with respect to each Commercial Letter of Credit issued by the Issuing Bank, a fee at a per annum rate equal to the Applicable Revolving Loan Eurodollar Rate Margin on the undrawn face amount of such Letter of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter;

               (ii) with respect to each Standby Letter of Credit issued by the Issuing Bank, a fee at a per annum rate equal to the Applicable Revolving Loan Eurodollar Rate Margin on the undrawn face amount of such Letter of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter; and

               (iii) during the occurrence and continuation of an Event of Default, an additional fee in an amount equal to two percent (2%) per annum on the undrawn face amount of each Letter of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter.

         (c) Prepayment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Term B Lenders in accordance with their Pro Rata Shares, a fee (the "Prepayment Fee"), in an amount equal to (i) 2.0% of the amount of Term B Loans being prepaid in accordance with Section 3.01(a) at any time during the period from the Effective Date to and including the date which is the first anniversary thereof and (ii) 1% of the amount of Term B Loans being prepaid in accordance with Section 3.01(a) at any time during the period from the date which is the first anniversary of the Effective Date to and including the date which is the second anniversary of the Effective Date, payable on the date of any such prepayment.

         (d) Computation of Fees. All of the above fees payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations.

                                    ARTICLE V
                               CONDITIONS TO LOANS

         5.01. Conditions Precedent to the Effectiveness of Amendment and Loans on the Effective Date. This Second Amended and Restated Credit Agreement shall become effective and the obligation of each Lender on the Effective Date to make its initial Loan requested to be made by it and the obligation of the Issuing Bank to Issue an initial Letter of Credit shall be subject to the satisfaction of all of the following conditions precedent:

         (a) Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Effective Date all of the following:

               (i) this Agreement, the Notes and all other agreements, documents, instruments, certificates and opinions described in the List of Closing Documents attached hereto and made a part hereof as Exhibit E, each duly executed where appropriate and in form and substance satisfactory to the Lenders and in sufficient copies for each of the Lenders;

               (ii) (A) audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 1998, (B) audited financial statements of the Precision Business for the fiscal year ended December 31, 1997 and audited financial statements for the nine month period ended September 30, 1998, (C) unaudited financial statements of Phoenix Microwave Corporation for the seven month period ended December 31, 1998 and (D) a pro-forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Effective Date, after giving effect to the Acquisition, certified by the Chief Financial Officer; and

               (iii) such additional documentation as the Agents or the Requisite Lenders may reasonably request.

         (b) Perfection of Liens. All Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for. All Liens granted to the Collateral Agent with respect to the Collateral are valid and effective and, upon the filing of the duly executed Uniform Commercial Code financing statements (or similar filings required by the applicable statutes of any jurisdiction in which the Collateral Agent is being granted a Lien by any Loan Party), will be perfected and of first priority, except as otherwise permitted under this Agreement and except for compliance with the Assignment of Claims Act of 1940, as amended, with respect to Receivables where the account debtor is the United States of America or any department, agency or instrumentality thereof. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Collateral Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Collateral Agent (duly endorsed to the Collateral Agent).

         (c) Acquisition Agreement and Related Matters. The Administrative Agent and the Lenders shall be satisfied that: (i) the Acquisition Documents which are to be entered into as of or prior to the Effective Date shall have been duly approved and executed and delivered by the parties thereto, (ii) all conditions precedent to the consummation of the transactions under the Acquisition Agreement and the other Acquisition Documents have been met or, with the consent of the Agents, waived and such documents are, or simultaneously with the execution hereof, shall be, in full force and effect.

         (d) Preferred Stock. The Administrative Agent and the Lenders shall be satisfied that: (i) the Preferred Stock is on terms and conditions satisfactory to the Administrative Agent and the Lenders and (ii) the Borrower has received cash in a gross amount of at least $20,000,000 in consideration therefor.

         (e) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans on the Effective Date or (B) the consummation of the Acquisition or (ii) would be reasonably expected to impose or result in the imposition of a Material Adverse Effect.

         (f) Consents. Except as set forth on Schedule 5.01(A), each Stellex Party shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary, in the reasonable judgment of the Agents, to allow such Stellex Party, lawfully and without risk of rescission, (i) to execute, deliver and perform, in all material respects, its obligations under each Transaction Document to which it is a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith, (ii) to consummate the transactions contemplated by the Transaction Documents and (iii) to create and perfect or continue the validity and perfection of the Liens on the Collateral to be owned by it in the manner and for the purpose contemplated by the Loan Documents.

         (g) No Change in Condition. Since December 31, 1998 with respect to the Borrower and its Subsidiaries (other than the Precision Business) and since September 30, 1998 with respect to the Precision Business, there has occurred no event which has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon (i) the condition (financial or otherwise), operations, assets, business, properties or performance of the Borrower and its Subsidiaries and the Precision Business, taken as a whole, (ii) the ability of the Stellex Parties to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lenders, any Issuing Bank or any Agent to enforce the Loan Documents.

         (h) Environmental Review. A written report of an investigation conducted by an environmental consulting firm, satisfactory to the Administrative Agent and the Syndication Agent identifying environmental, health and safety violations and Liabilities and Costs to which Precision Machining, Inc. may be subject, which report shall be in form and substance satisfactory to the Administrative Agent and the Lenders. The Administrative Agent shall have received documentation deemed adequate by the Lenders demonstrating compliance by the Borrower and its Subsidiaries with any applicable Environmental Property Transfer Act.

         (i) CSP Associates, Inc. Report. A written report of an investigation of the Borrower and its Subsidiaries dated February, 1999, conducted by CSP Associates, Inc., which report shall remain in form and substance satisfactory to the Administrative Agent and the Lenders.

         (j) Solvency Opinion. A written solvency opinion issued by Murray Devine with respect to the Borrower and its Subsidiaries after giving effect to the Acquisition, which opinion shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

         (k) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the Loans.

         (l) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects on and as of the Effective Date.

         (m) Fees and Expenses Paid. There shall have been paid or there will, substantially concurrently with the closing hereunder, be paid to the Administrative Agent and to the Lenders, all fees due and payable on or before the Effective Date and all expenses (including, without limitation, reasonable legal fees and expenses) due and payable on or before the Effective Date.

         5.02. Conditions Precedent to All Loans. The obligation of each Lender to make any Loan requested to be made by it, and the obligation of an Issuing Bank to Issue a Letter of Credit, on any Funding Date on or after the Effective Date is subject to the following conditions precedent as of each such date:

         (a) Representations and Warranties. As of such date (unless the representation and warranty expressly speaks of the Effective Date), both before and after giving effect to the Loans to be made and the Letters of Credit to be Issued, all of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects.

         (b) No Defaults. As of such date, no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the application of the proceeds therefrom or the Issuance of the Letter of Credit.

         (c) Compliance with Subordinated Note Indenture. As of such date, both before and after giving effect to the Loans to be made or the Letters of Credit to be Issued, the Borrower is in compliance with the terms and conditions of the Subordinated Note Indenture.

Each request by the Borrower for a Loan, each submission by the Borrower of a Notice of Borrowing, each acceptance by the Borrower of the proceeds of each Loan made hereunder, each submission by the Borrower to the Issuing Bank of a request for Issuance of a Letter of Credit and the Issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan that all the conditions contained in this
Section 5.02 have been satisfied.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         6.01. Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement and to make the Loans and to Issue the Letters of Credit, the Borrower hereby represents and warrants as follows:

         (a) Organization; Powers. Each Stellex Party (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite power and authority to own, operate and encumber its assets and to conduct its business as presently contemplated.

         (b) Authority. (i) Each Stellex Party has the requisite power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party.

         (ii) No other action or proceeding on the part of any Stellex Party is necessary to execute, deliver and perform each of the Transaction Documents to which it is a party thereto or to consummate the transactions contemplated thereby.

         (iii) Each of the Loan Documents to which any Stellex Party is a party has been duly executed and delivered by such Stellex Party and constitutes the legal, valid and binding obligation of such Stellex Party, enforceable against such Stellex Party in accordance with its terms.

         (c) Ownership. Schedule 6.01(C) sets forth the ownership of the Borrower and its Subsidiaries as of the Effective Date. The Borrower has delivered to the Administrative Agent true and complete copies of the Governing Documents for each Stellex Party. There exists no other agreement or understanding (written or oral) affecting in any material respect the relative rights, obligations or liabilities of such Stellex Party other than said Governing Documents so delivered and such Stellex Party is in compliance in all material respects with all of its Governing Documents.

         (d) No Conflict. Except as set forth on Schedule 6.01(D), the execution, delivery and performance by each Stellex Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) conflict with the Governing Documents of such Stellex Party, (ii) violate any Requirements of Law (including Regulation T, Regulation U and Regulation X) or any material Contractual Obligation of such Stellex Party or require the termination of such material Contractual Obligation by such Stellex Party, (iii) to the best of such Stellex Party's knowledge, constitute a tortious inter ference with any Contractual Obligation of any Person or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Stellex Party, other than Liens contemplated by the Loan Documents.

         (e) Governmental Consents. Except as set forth of Schedule 6.01(E), the execution, delivery and performance by each Stellex Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings and acknowledgments thereof necessary to perfect security interests in the Collateral or cause any security interest in Receivables where the account debtor is the United States of America or any department, agency or instrumentality thereof to be valid against the United States of America, (ii) consents and filings that have been obtained or made and
(iii) filings under the Securities Exchange Act with respect to the acquisition of the Precision Business.

         (f) Governmental Regulation. No Stellex Party is limited in its ability to incur indebtedness or its ability to consummate the transactions contemplated by the Transaction Documents by reason of regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation. No Stellex Party is an entity that is required to be registered as an investment company under the Investment Company Act of 1940.

         (g) Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries or interests in any joint venture or partnership of any other Person other than the Subsidiaries set forth on Schedule 6.01(C).

         (h) Financial Position. True and complete copies of the following financial statements have been delivered to the Administrative Agent and the
Lenders: (i) the audited consolidated balance sheet as at the end of fiscal year ended December 31, 1998 and the related consolidated statements of operations, cash flows and shareholders equity and the notes thereto of the Borrower and its Subsidiaries for such fiscal year then ended and (ii) the audited consolidated balance sheet as at December 31, 1997 and the related consolidated statements of operations and the notes thereto of the Precision Business and audited consolidated balance sheet as at September 30, 1998 and the related consolidated statements of operations and cash flow for the nine months then ended. The foregoing financial statements were prepared in conformity with GAAP, except as otherwise noted therein, and fairly present the financial positions and the results of operations and equity of the Borrower and its Subsidiaries and the Precision Business and the consolidated statement of cash flows for the Borrower and its Subsidiaries, in each case as applicable, for each of the periods covered thereby as at the respective dates thereof. No Stellex Party has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in the foregoing financial statements which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (i) Projections. The Borrower has delivered to the Administrative Agent and each Lender pursuant to Section 5.01(a) certain projected financial statements of the Borrower and its Subsidiaries which have been prepared in good faith.

         (j) Litigation; Adverse Effects. Except as set forth in Schedules 6.01(J-1) and 6.01(P), no Stellex Party has received any notice of any action, suit, proceeding, investigation or arbitration before or by any Governmental Authority or private arbitrator pending nor, to the knowledge of such Stellex Party, threatened against such Stellex Party or any of its assets (i) challenging the validity or the enforceability of any of the Transaction Documents or transactions contemplated thereby or (ii) which will or is reasonably likely to result in, individually or in the aggregate, any Material Adverse Effect. Except as set forth in Schedule 6.01(J-2), there is no material loss contingency within the meaning of GAAP which has not been reflected in the financial statements of the Borrower and its Subsidiaries and the Precision Business with respect to the financial statements referred to in Section 6.01(h) nor in any financial statements of the Borrower and its Subsidiaries delivered hereunder. No Stellex Party is subject to, or in default with respect to, any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (k) No Material Adverse Effect. Since December 31, 1998 with respect to the Borrower and its Subsidiaries (other than the Precision Business) and since September 30, 1998 with respect to the Precision Business, there has occurred no event which has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon (i) the condition (financial or otherwise), operations, assets, business, properties or performance of the Borrower and its Subsidiaries and the Precision Business, taken as a whole, (ii) the ability of the Stellex Parties to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lenders, any Issuing Bank or any Agent to enforce the Loan Documents.

         (l) Payment of Taxes. Except as set forth on Schedule 6.01(L), all tax returns and reports of each of the Borrower and its Subsidiaries required to be filed have been timely filed and all taxes, assessments, fees and other governmental charges shown to be due and payable on said returns have been timely paid and all other taxes, assessments, fees and other governmental charges imposed upon it or any of its property by any Governmental Authority have been timely paid (other than any taxes, assessments, fees or other charges
(i) which are being contested in good faith by the Borrower or such Subsidiary, as the case may be, by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and (ii) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made. The Borrower does not have any knowledge of any proposed assessment against it or any of its Subsidiaries that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (m) Performance. No Stellex Party has received notice, or has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any Contractual Obligations applicable to it or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any Contractual Obligation, which in the case of either clause (i) or (ii), individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (n) Disclosure. The representations and warranties of each Stellex Party contained in the Loan Documents and all information, certificates and other documents delivered pursuant to the terms thereof and the representations and warranties of each Stellex Party contained in the Acquisition Documents and in the letter dated February 24, 1999 in the Confidential Information Memorandum dated February 1999, and all information, certificates and other documents delivered pursuant to the terms thereof, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No Stellex Party has intentionally withheld any fact or facts from the Administrative Agent or the Lenders in regard to any matter which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (o) Requirements of Law. No Stellex Party is in violation of any Requirement of Law applicable to it or its business which violation (singularly or in the aggregate) will have or is reasonably likely to have a Material Adverse Effect.

         (p) Environmental Matters. (i) To the best of each Stellex Party's knowledge after diligent inquiry; and except as disclosed on Schedule 6.01(P):

               (A) each Stellex Party and its operations comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law:

               (B) each Stellex Party has obtained all material environmental, health and safety Permits necessary for its operation, all such Permits are in good standing and such Stellex Party is in material compliance with all terms and conditions of such Permits;

               (C) as of the Effective Date, no Stellex Party nor any of its present Property or operations nor its past Property or operations, are subject to any investigation, judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting (i) any Environmental, Health or Safety Requirements of Law, (ii) any Remedial Action or (iii) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; which in the case of clauses (i), (ii), or (iii), individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

               (D)  no Stellex Party has filed any notice:

                    (1) reporting a material Release of a Contaminant except such releases that are in material compliance with all Environmental, Health or Safety Requirements of Law;

                    (2) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, except in material compliance with all Environmental, Health or Safety Requirements of Law; or

                    (3) reporting a material violation of any applicable Environmental, Health or Safety Requirement of Law;

               (E) no Stellex Party's present Property or, its past Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA ("NPL") or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

               (F) no Stellex Party has sent or directly arranged for the transport of any waste or Contaminant to any site listed or proposed for listing on the NPL or on any state list of sites requiring Remedial Action;

               (G) there is not now, nor has there ever been on or in the Property of any Stellex Party:

                    (1) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, requiring a Permit;

                    (2) any landfill, underground storage tank or surface impoundment; or

                    (3) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment or any Asbestos Containing Material;

               (H) no Environmental Lien has attached to any Property of any Stellex Party.

         (ii) Except as Disclosed on Schedule 6.01(P):

               (A) no Stellex Party's Property is subject to any Environmental Property Transfer Act in connection with the transactions contemplated by the Transaction Documents, or to the extent such Acts are applicable to any such Property in connection therewith, such Stellex Party has fully complied with the requirements of such Acts prior to the Effective Date;

               (B) as of the Effective Date, no Stellex Party has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment; and

               (C) the Borrower and its Subsidiaries are conducting and will continue to conduct their respective businesses and operations in material compliance with all applicable Environmental, Health or Safety Requirements of Law.

         (q) ERISA. Neither any Stellex Party nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 6.01(Q). Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect. Except as disclosed on Schedule 6.01(Q), neither any Stellex Party nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Neither any Stellex Party nor any ERISA Affiliate has breached in any material respect of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan. No Benefit Plan has any accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither any Stellex Party nor any ERISA Affiliate has any liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither any Stellex Party nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither any Stellex Party nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate. Since the date of each such Schedule B, there has been no adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither any Stellex Agent nor any ERISA Affiliate has an outstanding liability in respect of (i) a failure to make a required contribution or payment to a Multiemployer Plan or (ii) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither any Stellex Party nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither any Stellex Party nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 6.01(Q), neither any Stellex Party nor any ERISA Affiliate has by reason of the transaction contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Except as provided on Schedule 6.01(Q), no Stellex Party is the grantor of a grantor trust established pursuant to Subpart E of Subchapter J of the Code. The Borrower has given to the Administrative Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the Effective Date and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 (including all schedules thereto) filed in respect to each such Benefit Plan in existence; a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by all Stellex Parties and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to a Stellex Party or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA, the most recent summary plan description for such Plan and the aggregate amount of the most recent annual payment made to terminated employees under each such Plan.

         (r) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained by any Stellex Party or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plan will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Stellex Party or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan.

         (s) Labor Matters. As of the Effective Date, no Stellex Party is a party to any collective bargaining agreement. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which such Stellex Party is a party which would have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (t) Securities Activities. No Stellex Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         (u) Solvency. After giving effect to the making of the Loans or the Issuance of the Letters of Credit in accordance with the terms of this Agreement, each Stellex Party is Solvent.

         (v) Patents, Trademarks, Permits, etc.; Government Approvals.

               (i) Except as set forth on Schedule 6.01(V), each Stellex Party owns, is licensed or otherwise has the lawful right to use all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations or performance. There are no claims pending or, to the best of such Stellex Party's knowledge, threatened that such Stellex Party is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copy rights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of such Stellex Party which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

               (ii) The consummation of the transactions contemplated by the Transaction Documents will not impair such Stellex Party's ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes in any manner which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (w) Insurance. Schedule 6.01(W) accurately sets forth all insurance policies and programs in effect as of the Effective Date with respect to the property and assets and business of each Stellex Party, specifying for each such policy and program, (i) the amount thereof and the amount of the deductible relating thereto, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof.

         (x) Assets and Properties. Each Stellex Party has good and marketable title or leasehold interests, as applicable, to all of its material assets and property (tangible and intangible), and all such assets and property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 9.03. Substantially all of the assets and property owned by, leased to or used by such Stellex Party are in good operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal opera tions, and are able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any Transaction Document, will affect any right, title or interest of such Stellex Party in and to any of such assets in a manner that would have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (y) Material Adverse Agreements. After giving effect to this Agreement, no Stellex Party is a party to or subject to any Contractual Obligation or other restriction contained in its Governing Documents which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (z) Bank Accounts. Except as set forth on Schedule 6.01(Z), no Stellex Party maintains a bank account or deposits funds with any other financial institution, as of the Effective Date.

         (aa) Forfeiture Proceeding. No Stellex Party is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against it is pending or, to the best of each Stellex Party's knowledge, threatened.

         (bb) Year 2000 Compliance. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the computer systems of the Stellex Parties and (ii) the equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of the Stellex Parties interface) and the testing of all such systems and equipment, as to reprogramming, will be completed by September 30, 1999. The cost to the Stellex Parties of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Stellex Parties (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default, an Event of Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Stellex Parties are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Stellex Parties to conduct its business without the occurrence of a Material Adverse Effect.

         (cc) Senior Indebtedness. All Obligations constitute "Senior Indebtedness" under (i) the Subordinated Note Documents and each agreement that extends, renews or replaces the Subordinated Notes and (ii) each document evidencing the subordinated indebtedness referred to in Section 9.01(xi) or
(xiii).


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



         (dd) Government Receivables. The aggregate amount of Government Receivables (other than those Government Receivables that have been assigned to the Collateral Agent in accordance with the Assignment of Claims Act of 1940, as amended from time to time) of all Loan Parties does not exceed 5% of the aggregate amount of Receivables of all Loan Parties.

                                   ARTICLE VII
                               REPORTING COVENANTS

         The Borrower covenants and agrees so long as any Commitment is outstanding and thereafter until payment in full of the Obligations:

         7.01. Financial Statements. The Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

               (a) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of the first three fiscal quarters in each Fiscal Year, consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related statements of income and cash flow of the Borrower and its Subsidiaries for such fiscal quarter, certified by the Chief Financial Officer of the Borrower as fairly presenting the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the fiscal quarter indicated in accordance with GAAP, subject to normal year end adjustments.

               (b) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the audited consolidated (and unaudited consolidating) balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated (and unaudited consolidating) statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, and (ii) a report thereon of an independent certified public accounting firm reasonably acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and that the examination by such accountants in connection with such financial statements has been made in accor dance with generally accepted auditing standards.

               (c) Certificates. (i) Together with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section 7.01, an Officer's Certificate substantially in the form of Exhibit G attached hereto and made a part hereof, stating that such officer has reviewed the terms of the Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period


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


         of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto.

               (ii) Together with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section 7.01, a certificate substantially in the form of Exhibit H attached hereto (the "Compliance Certificate"), signed by the Borrower's Chief Financial Officer, setting forth calculations (with such specificity as the Lenders may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of
          Article IX and Article X.

               (d) Budgets; Business Plans; Financial Projections. As soon as practicable after completion and in any event not later than forty-five days after the beginning of each Fiscal Year (i) a budget for such Fiscal Year; (ii) an annual business plan for such Fiscal Year, accompanied by a report reconciling all changes and departures from the business plan delivered to the Administrative Agent for the preceding Fiscal Year; and (iii) a plan and financial forecast, prepared in accordance with the Borrower's normal accounting procedures applied on a consistent basis, for such Fiscal Year and for the four (4) succeeding Fiscal Years (but in no event for any Fiscal Year following Fiscal Year 2006), including, without limitation, (A) a forecasted balance sheet and changes in financial position of the Borrower and its Subsidiaries as at the end of such Fiscal Year and
          (B) forecasted statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year and changes in financial position of the Borrower and its Subsidiaries as of the end of such Fiscal Year.

               (e) Replacement Certificate. On June 30 and December 31 of each Fiscal Year (and more often if so requested by the Administrative Agent), the Borrower shall provide the Administrative Agent with a replacement certificate substantially in the form of Exhibit I attached hereto (the "Replacement Certificate"), signed by the Borrower's Chief Financial Officer, setting forth calculations (with such specificity as the Lenders may reasonably request) for the period then ended which demonstrate the Net Cash Proceeds that were used to acquire replacement assets and Permitted Acquisitions and Permitted Foreign Acquisitions.

         7.02. Management Reports. The Borrower shall deliver or cause to be delivered to the Administrative Agent copies of any management reports delivered to any Stellex Party or to any officer or employee thereof by the accountants in connection with the financial statements delivered pursuant to Section 7.01.

         7.03. Other Financial Information. (a) The Borrower shall deliver or cause to be delivered to the Administrative Agent such other information, reports, contracts, schedules, lists, documents, agreements and instruments with respect to (i) the Collateral or (ii) the business, condition (financial or otherwise), operations, performance or properties of any Stellex Party as the Administrative Agent may, from time to time, reasonably request. Each Stellex Party hereby authorizes the Agents and their representatives to communicate directly with the accountants and authorizes the accountants to disclose to the Agents and such representatives and the Lenders any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Collateral or the condition (financial or otherwise), operations, properties and performance of the Borrower and its Subsidiaries. The Borrower, on or before the Effective Date, shall deliver a letter addressed to its accountants instructing them to disclose such information in compliance with this Section 7.03(a).


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



         (b) The Borrower shall deliver or cause to be delivered to the Administrative Agent copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to the holders of its publicly-held Securities or to a trustee under any indenture or filed with the Commission, and of all press releases made available generally by the Borrower to the public concerning material developments in the Borrower's business.

         7.04. Events of Default. Promptly, and in any event within three (3) days, upon any Stellex Party obtaining knowledge (i) of any condition or event which constitutes a Default or an Event of Default, (ii) that any Person has given any notice to any Stellex Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e) or (iii) of any condition or event which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or adversely affect the Collateral Agent's interest in the Collateral or adversely affect the value of the Collateral in any material respect, such Stellex Party shall deliver to the Administrative Agent an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action such Stellex Party has taken, is taking and proposes to take with respect thereto.

         7.05. Lawsuits. (a) Promptly, and in any event within five (5) days, upon any Stellex Party obtaining knowledge of the institution of, or written threat of, (i) (A) any action, suit, proceeding or arbitration against or affecting such Stellex Party or any asset of such Stellex Party not previously disclosed pursuant to Schedule 6.01(J) or Schedule 6.01(P) involving an alleged liability or cost in excess of Five Million Dollars ($5,000,000) or any actions, suits, proceedings or arbitration which in the aggregate involve money or property valued in excess of Five Million Dollars ($5,000,000), except where the same is fully covered by insurance (other than the applicable deductible), (B) any investigation or proceeding before or by any Governmental Authority, the effect of which is reasonably likely to limit, prohibit or restrict materially the manner in which such Stellex Party currently conducts its business or to declare any substance contained in such products manufactured or distributed by it to be dangerous, except where the same is fully covered by insurance (other than applicable deductible), or (C) any Forfeiture Proceeding, such Stellex Party shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable such Lender and the Administrative Agent and its counsel to evaluate such matters; (ii) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, each Stellex Party shall provide the Administrative Agent with a litigation status report covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration reported pursuant to clause (i) above and shall provide such other information at such time as may be reasonably available to enable the Administrative Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 7.05, each Stellex Party upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice to the Administrative Agent of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably available to it to enable the Administrative Agent and its counsel to evaluate such matters.

         7.06. Insurance. As soon as practicable and in any event by June 30 in each fiscal year, the Borrower shall deliver to the Administrative Agent (i) an updated Schedule 6.01(W) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all insurance policies and programs currently in effect with respect to the property and assets and business of the Stellex Parties, insurance coverage maintained as of the date of such report by the Stellex Parties and the loss payment provisions of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.


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



         7.07. ERISA Notices. The Borrower shall deliver to the Administrative Agent the following information and notices as soon as possible, and in any event:

               (i) within ten (10) Business Days after either a Stellex Party or an ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which such Stellex Party or such ERISA Affiliate has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

               (ii) within ten (10) Business Days after either a Stellex Party or an ERISA Affiliate knows or has reason to know that a non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to have Material Adverse Effect has occurred, a statement of the Chief Financial Officer of the Borrower describing such transaction and the action which any Stellex Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

               (iii) within ten (10) Business Days after the filing thereof with the DOL, the IRS or the PBGC, upon the written request of the Administrative Agent copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

               (iv) within ten (10) Business Days after receipt by any Stellex Party or any ERISA Affiliate of each upon the written request of the Administrative Agent copies of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

               (v) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Stellex Party or any ERISA Affiliate with respect to such request;

               (vi) within ten (10) Business Days after the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Benefit Plan to which any Stellex Party or any ERISA Affiliate was not previously contributing;

               (vii) within ten (10) Business Days after receipt by any Stellex Party or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

               (viii) within ten (10) Business Days after receipt by any Stellex Party or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

               (ix) within ten (10) Business Days after receipt by any Stellex Party or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;


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



               (x) within ten (10) Business Days after any Stellex Party or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure;

               (xi) within ten (10) Business Days after any Stellex Party or any ERISA Affiliate knows or has reason to know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

               (xii) within ten (10) Business Days after receipt by any Stellex Party of a written notice from the Administrative Agent, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by the Administrative Agent in such notice.

For purposes of this Section 7.07, any Stellex Party and any ERISA Affiliate shall be deemed to know all facts actually known by the administrator of any Plan of which such Stellex Party or such ERISA Affiliate is the plan sponsor.

         7.08. Environmental Notices. (a) The Borrower shall notify the Lender in writing, promptly, and in any event within ten (10) days, upon any Stellex Party's receipt in writing thereof, of any:

               (i) notice or claim to the effect that any Stellex Party is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

               (ii) notice that any Stellex Party has been identified as potentially responsible for, or is subject to investigation by any Governmental Authority relating to, the Release or threatened Release of any Contaminant into the environment, or any unsafe or unhealthful condition at any Property of any Stellex Party;

               (iii) notice that any Property of any Stellex Party is subject to an Environmental Lien;

               (iv) notice of violation to any Stellex Party of any Environmental, Health or Safety Requirement of Law;

               (v) notice of commencement or threat of any judicial or administrative proceeding alleging a violation of any Environmental, Health or Safety Requirement of Law;

               (vi) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law which reasonably could be expected to have a Material Adverse Effect on the Property, operations or condition (financial or otherwise) of any Stellex Party; or

               (vii) any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by any Stellex Party that could subject any Stellex Party to environmental, health or safety Liabilities and Costs that could have a Material Adverse Effect.


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



         (b) The Borrower shall notify the Administrative Agent in writing, promptly, and in any event within five (5) days, upon any filing or report made by the Borrower or any other Stellex Party with any Governmental Authority with respect to (i) the violation of any Environmental, Health or Safety Requirement of Law, (ii) any unpermitted Release or threatened Release of a Contaminant or
(iii) any unsafe or unhealthful condition at any Property of the Borrower or any other Stellex Party that with respect to clauses (i), (ii) and (iii) could have a Material Adverse Effect.

         (c) On March 31 of each calendar year, commencing on March 31, 2000, the Borrower shall submit to the Administrative Agent a report providing an update of the status of each environmental, health or safety compliance, hazard or liability issue (a) identified in the environmental review report described in Section 5.01; (b) each item contained on Schedule 6.01(P); and (c) each issue identified in any notice or report required herein.

         7.09. Labor Matters. Each Stellex Party shall notify the Administrative Agent in writing, promptly, and in any event within ten (10) days, after (a) entering into any collective bargaining agreement and (b) learning of (i) any material labor dispute to which such Stellex Party may become a party, any strikes, lockouts or other disputes relating to such Stellex Party's plants and other facilities and (ii) any material liability incurred with respect to the closing of any plant or other facility of such Stellex Party.

         7.10. Other Information. Promptly, and in any event within ten (10) days, upon receiving a request therefor from the Administrative Agent, the Syndication Agent or the Requisite Lenders, each Stellex Party shall prepare and deliver to the Administrative Agent such other information with respect to such Stellex Party or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent, the Syndication Agent or the Requisite Lenders.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees so long as any Commitment is outstanding and thereafter until payment in full of the Obligations:

         8.01. Existence, etc. Except for those transactions permitted under
Section 9.09, each Stellex Party shall at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where the loss or termination of such rights and franchises does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         8.02. Powers; Conduct of Business. Each Stellex Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         8.03. Compliance with Laws, etc. Each Stellex Party shall, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, property, assets or operations of such Person and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good


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



standing, except in the case where noncompliance with either clause (a) or (b) above does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         8.04. Payment of Taxes and Claims. Each Stellex Party shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, the failure to make payment of which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable prior to the same becoming subject to a Lien upon any of such Person's properties or assets and prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if adequate reserves shall have been set aside therefor in accordance with GAAP.

         8.05. Insurance. (a) Each Stellex Party shall maintain insurance against loss or damage of the kind customarily insured against by corporations similarly situated with reputable insurers and with deductibles and on terms customary for corporations similarly situated. All such policies and programs shall be maintained with insurers reasonably satisfactory to the Administrative Agent. Each certificate and policy relating to property damage, machinery and/or business interruption coverage shall contain an endorsement, in form and substance reasonably satisfactory to the Administrative Agent, showing loss payable to the Collateral Agent, for the ratable benefit of the Lenders, and, if required by the Administrative Agent, naming the Collateral Agent as an additional insured under such policy. Each certificate and policy relating to coverages other than the foregoing shall contain an endorsement, if required by the Administrative Agent, naming the Collateral Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Administrative Agent shall provide that the insurance companies will give the Collateral Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Collateral Agent and the Lenders or canceled and that no act, whether willful or negligent, or default of any Stellex Party or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in case of loss or damage. In the event any Stellex Party, at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligation or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable; provided, however, in the event that the Administrative Agent decides to obtain and maintain such policies, the Administrative Agent will give notice to the Borrower, at least ten days prior to taking any such action, and an opportunity for the Borrower to cure such failure. All sums so disbursed by the Administrative Agent shall be part of the Obligations hereunder, payable on demand.

         (b) Each Stellex Party will appoint or designate a person, with the approval of the Administrative Agent, to settle or adjust such claims individually or in the aggregate not in excess of Twenty Million Dollars ($20,000,000) during any fiscal year without the consent of the Administrative Agent. In the event such claims exceed the foregoing amount, or claims individually or in the aggregate have or are likely to have a Material Adverse Effect, such settlements and adjustments thereof shall be made with the Administrative Agent's consent, which consent shall not be unreasonably withheld. The Net Cash Proceeds of any such insurance claim or settlement shall be applied as follows: (i) if no Default or Event of Default then exists and the Administrative Agent receives a certification from the applicable Stellex Party contemporaneously with its


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



receipt of such proceeds that such Stellex Party intends to use such proceeds to replace or repair such asset, such proceeds shall be deposited into the Cash Collateral Account in accordance with Section 3.01(b)(i) hereof, (ii) if no Default or Event of Default then exists and no certification is received by the Administrative Agent, such proceeds shall be applied to the outstanding balance of the Term Loans in accordance with Section 3.02(b)(i), and (iii) if a Default or Event of Default then exists, such proceeds shall be applied to the Obligations in accor dance with Section 3.02(b)(i).

         (c) So long as no Event of Default has occurred and is continuing, the proceeds received under any business interruption insurance policy shall be remitted to the Stellex Party for a period of up to twelve months. Thereafter, the Administrative Agent shall be entitled to receive such proceeds to apply against the Obligations.

         8.06. Inspection of Property; Books and Records; Discussions. Each Stellex Party shall permit any authorized representative(s) designated by any Agent to visit and inspect any of the assets of such Stellex Party, to examine, audit, check and make copies of its financial and accounting records, books, journals, documents, orders, receipts and any correspondence and other data relating to its businesses or the transactions contemplated by the Loan Documents to inspect any of its Property or operations and to discuss such Person's affairs, operations, finances, accounts and other matters with its officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested; provided, however, that upon the occurrence and during the continuance of an Event of Default each Stellex Party shall permit any authorized representative(s) designated by any Agent or any Lender to do all of the foregoing without notice, at any time and as often as any Agents or any Lender may request. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and (ii) by or on behalf of any Agent shall be at the Borrower's expense; provided, however, so long as no Event of Default exists, the Borrower shall only pay the reasonable expenses in connection with one inspection or audit per year. Each Stellex Party shall keep and maintain in all material respects proper books of record and account in which entries sufficient to prepare financial statements in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, each Stellex Party, upon the Administrative Agent's request, shall turn over copies of any such records to the Administrative Agent or its representatives.

         8.07. Tax Identification Numbers. Each Stellex Party shall provide the Administrative Agent in writing its tax identification number promptly upon the availability thereof.

         8.08. ERISA Compliance. Each Stellex Party shall, and shall cause each ERISA Affiliate to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans. Each Stellex Party shall, and shall cause each ERISA Affiliate to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.

         8.09. Maintenance of Property. Each Stellex Party shall maintain in all material respects all of its owned and leased property in good, safe and insurable condition and repair and in accordance with any applicable manufacturers' specifications and recommendations, and not permit, commit or suffer any waste (except in the ordinary course of business) or abandonment of any such property and from time to time shall make


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



or cause to be made all repairs, renewal and replacements thereof, except in the case where noncompliance thereof, singularly or in the aggregate, does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         8.10. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of any Stellex Party, such Stellex Party shall notify the Administrative Agent of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time will deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

         8.11. Maintenance of Licenses, Permits, etc. Each Stellex Party shall maintain in full force and effect all licenses, permits, governmental approvals, franchises, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and notify the Administrative Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any such license, permit, governmental approval, franchise authorization or right.

         8.12. Year 2000 Compliance. The Borrower shall take all actions necessary to assure that all software necessary for the current operations of its business and the businesses of its Subsidiaries will (i) record, store, process, calculate, present and insert time and accurate dates and calculations for calendar dates falling on or after January 1, 2000, (ii) record, store, process, calculate and present any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the software records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, and (iii) lose no functionality with respect to the introduction of records, including but not limited to back-up and archived information and/or data, containing dates falling on or after January 1, 2000.

         8.13. Post Closing Matters. The Loan Parties shall cause each of the requirements set forth on Schedule 8.13 to be satisfied on or before the date set forth opposite such requirement.

                                   ARTICLE IX
                               NEGATIVE COVENANTS

         The Borrower covenants and agrees so long as any Commitment is outstanding and thereafter until payment in full of the Obligations:

         9.01. Indebtedness. The Stellex Parties shall not, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

         (i) the Obligations;

         (ii) trade payables in the ordinary course of business;

         (iii) Permitted Existing Indebtedness;


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



               (iv) to the extent permitted by Section 10.05, Capital Leases and purchase money Indebtedness incurred by the Stellex Parties to finance the acquisition of fixed assets in an aggregate principal amount not to exceed Twenty Five Million Dollars ($25,000,000) outstanding at any one time;

               (v)  Indebtedness owing by one Loan Party to another Loan Party;

               (vi) Accommodation Obligations that are permitted under Section 9.05;

               (vii) Interest Rate Contracts with respect to the Loans;

               (viii) other unsecured Indebtedness incurred in the ordinary course of business in an aggregate principal amount of up to Five Million Dollars ($5,000,000) outstanding at any time;

               (ix) extensions, substitutions, renewals, and replacements of the Deed of Trust in favor of Farm Bureau Life Insurance Company described in item 3 on Schedule 1.01(E), provided that the amount extended, substituted, renewed or replaced does not exceed the principal amount outstanding at such time and that such extension, substitution, renewal or replacement is on terms and conditions no less favorable to Paragon Precision Products (now known as Stellex Paragon Precision, Inc.) than such Farm Bureau Deed of Trust;

               (x) Indebtedness represented by the Subordinated Notes or any instrument evidencing subordinated indebtedness that extends, renews or replaces the Subordinated Notes, provided that (A) the terms and conditions of such subordinated indebtedness (other than pricing), taken as a whole, are substantially similar to, or more favorable to the Lenders than, the terms and conditions of the Subordinated Notes,
          (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to the incurrence of such subordinated indebtedness and (C) the Borrower has complied with the provisions at Section 9.18(b);

               (xi) subordinated indebtedness that has terms and conditions (other than pricing), taken as a whole, that are substantially similar to, or more favorable to the Lenders than, the terms and conditions of the Subordinated Notes, provided that (A) after giving effect to the incurrence of such subordinated indebtedness the Stellex Parties are in compliance with the covenants contained in Article X, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to the incurrence of such subordinated indebtedness, (C) the proceeds of such subordinated indebtedness are applied in accordance with Section 3.01(b)(ii), and (D) the Borrower has complied with the provisions of Section 9.18(b);

               (xii) Indebtedness of a Subsidiary outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower (other than Indebtedness incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by the Borrower or a Subsidiary of the Borrower) and Indebtedness assumed by the Borrower or a Subsidiary of the Borrower in connection with a Permitted Acquisition or a Permitted Foreign Acquisition which is outstanding on or prior to the date of such Permitted Acquisition or such Permitted Foreign Acquisition (other than Indebtedness incurred in connection with, or in contemplation of, such Permitted Acquisition or such Permitted Foreign Acquisition) and any extension, substitution, renewal or replacement of any such Indebtedness provided that the amount extended, substituted, renewed or replaced does not exceed the principal amount outstanding at such time and that such extension, substitution, renewal or replacement is on terms and conditions no less favorable to the Lenders and the applicable Stellex Party; provided that the aggregate permitted amount, accreted value or liquidation preference, as applicable, of all such Indebtedness does not exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000) at any one time outstanding;

               (xiii) Indebtedness evidenced by a subordinated note, held by a seller in connection with a Permitted Acquisition or a Permitted Foreign Acquisition, that has terms and conditions that are satisfactory to the Administrative Agent and the Syndication Agent and any extension, substitution, renewal or replacement of any such Indebtedness provided that the amount extended, substituted, renewed or replaced does not exceed the principal amount outstanding at such time and that such extension, substitution, renewal or replacement is on terms and conditions no less favorable to the Lenders and the applicable Stellex Party, provided that (A) after giving effect to the incurrence of such subordinated indebtedness the Stellex Parties are in compliance with the covenants contained in Article X, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to the incurrence of such subordinated indebtedness, and (C) the aggregate amount of such Indebtedness and the aggregate amount of the outstanding Indebtedness permitted under
          Section 9.01(xii) does not exceed Twenty Five Million Dollars ($25,000,000) in the aggregate;

               (xiv) Indebtedness of the Borrower or a Subsidiary represented by Management Promissory Notes incurred or issued in exchange for Management Equity Interests, in an aggregate amount not to exceed the value (calculated in accordance with the respective agreements pursuant to which such Management Equity Interests were issued or exchanged) of the Management Equity Interests exchanged so long as no Default or Event of Default has occurred and is continuing at the time of such incurrence or issuance or would occur after giving effect to the incurrence of such Management Promissory Note; and

               (xv) Indebtedness owing by Subsidiaries that are Foreign Entities to a Loan Party, provided that after giving effect to the incurrence of such Indebtedness the aggregate amount of all such Indebtedness and the aggregate amount of the Investments permitted under Section 9.04(vii) does not exceed Ten Million Dollars ($10,000,000) in the aggregate.

         9.02. Sales of Assets. The Stellex Parties shall not sell, assign, transfer, lease, convey or otherwise dispose of any assets, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

               (i) sales of Inventory in the ordinary course of business;

               (ii) the disposition of Equipment if such Equipment is obsolete or no longer useful in the ordinary course of such Stellex Party's business;

               (iii) the disposition of Property by casualty or condemnation, provided that the proceeds of any claim or settlement in connection therewith are applied in accordance with Section 8.05(b);

               (iv) assignments, transfers, conveyances and other dispositions from a Loan Party to another Loan Party;


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



               (v) Permitted Dispositions, provided that the aggregate amount of Permitted Dispositions in any Fiscal Year does not exceed $20,000,000 and the aggregate amount of all Permitted Dispositions does not exceed $40,000,000;

               (vi) any Loan Party may enter into a license agreement granting licenses in respect of patents and other rights and assets with its suppliers or customers on terms and conditions that are commercially reasonable;

               (vii) all licenses granted in the ordinary course of business;

               (viii) sales of assets with an aggregate book value not in excess of Two Million Dollars ($2,000,000) in any Fiscal Year; and

               (ix) any sublease by a Stellex Party of its premises in New York City.

         9.03. Liens. The Stellex Parties shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, except:

               (i)  Liens created by the Loan Documents;

               (ii) Permitted Existing Liens;

          `    (iii) Customary Permitted Liens;

               (iv) Liens securing Indebtedness permitted by Section 9.01(iv) covering only assets acquired with such Indebtedness and Liens securing Indebtedness permitted by Section 9.01(ix) covering only the assets subject to a Lien under the Farm Bureau Deed of Trust;

               (v) a Lien with respect to a deposit made by a customer of a Loan Party in connection with a purchase order placed by such customer so long as such Lien is limited to the inventory covered by such purchase order;

               (vi) Liens on property (other than Inventory, Receivables and General Intangibles) of a Person existing at the time such Person becomes a Subsidiary of the Borrower, provided that (A) such Liens were in existence prior to the time such Person becomes a Subsidiary and do not extend to any other assets and (B) the sum of the Indebtedness secured by such Liens plus the Indebtedness secured by the Liens permitted by Section 9.03(vii) does not exceed the amount of the Indebtedness permitted by Section 9.01(xii);

               (vii) Liens on property (other than Inventory, Receivables and General Intangibles) existing at the time of acquisition thereof by the Borrower or a Subsidiary of the Borrower, provided that (A) such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets and (B) the sum of the Indebtedness secured by such Liens plus the Indebtedness secured by the Liens permitted by Section 9.03(vi) does not exceed the amount of the Indebtedness permitted by Section 9.01(xii); and


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



               (viii) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed One Million Dollars ($1,000,000) at any one time outstanding.

         9.04. Investments. (a) The Stellex Parties shall not, directly or indirectly, make or own any Investment, except:

          (i) Investments in Cash Equivalents;

          (ii) Investments by any Loan Party in another Loan Party;

          (iii) Investments in Interest Rate Contracts permitted pursuant to
     Section 9.01(vii);

          (iv) Investments received in connection with the bankruptcy or reorganization of a customer of any Loan Party or received in settlement of delinquent obligations of or disputes with such Loan Party's customers in the ordinary course of business;

          (v) the promissory note issued by DynaLantic to Monitor on May 1, 1996 in the principal amount of $250,000;

          (vi) Investments in newly formed joint ventures and partnerships in an aggregate amount not to exceed $10,000,000;

          (vii) Investments in Subsidiaries that are Foreign Entities (other than the initial Investment in connection with Permitted Foreign Acquisition), provided that after giving effect to such Investments the aggregate amount of all such Investments and the aggregate amount of the Indebtedness permitted under Section 9.01(xv) does not exceed Ten Million Dollars ($10,000,000) in the aggregate.

          (viii) other Investments not otherwise permitted under this Section
     9.04 having an aggregate market value (measured on the date that such Investment was made and without giving affect to subsequent changes in value) not to exceed $10,000,000 outstanding at any time; provided that the Collateral Agent has a first priority Lien with respect to all such Investments and such Investments do not violate Section 9.09; and

          (ix) loans made to employees (that are not officers or directors of a Stellex Party) of a Stellex Party in the ordinary course of business and loans made to officers and directors of a Stellex Party in an aggregate amount not to exceed $1,000,000.

         (b) No Stellex Party shall acquire by purchase or otherwise all or substantially all of the business property or assets of, or stock or other evidence of beneficial ownership of, any Person; provided, however, that (i) a Loan Party may make a Permitted Acquisition and in connection therewith create a Subidiary that is a Domestic Entity if: (A) in the event that such Permitted Acquisition involves the acquisition of a Domestic Entity, such Domestic Entity executes and delivers a Guaranty and grants a Lien to the Collateral Agent in all of its assets pursuant to appropriate Collateral Documents, (B) the Collateral Agent receives a Lien on the equity interests and/or assets acquired by such Loan Party pursuant to such Permitted Acquisition and such Loan Party executes and delivers the appropriate Collateral Documents, (C) no Default or Event of Default has occurred and is continuing and (D) all documentation (including, without limitation, UCC financing statements, opinions of counsel, and appropriate consents) in connection with such Permitted Acquisition is in form and


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



substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; and (ii) a Loan Party may make a Permitted Foreign Acquisition and in connection therewith create a Subsidiary that is a Foreign Entity if: (A) in the event that such Permitted Acquisition involves the acquisition of a Foreign Entity, the Collateral Agent receives a Lien with respect to at least 66% of the equity interests acquired by such Loan Party pursuant to such Permitted Acquisition (with the remaining 34% being subject to a negative pledge) and such Loan Party executes and delivers the appropriate Collateral Documents; (B) no Default or Event of Default has occurred and is continuing; and (C) all documentation (including, without limitation, UCC financing statements, opinions of counsel, and appropriate consents) in connection with such Permitted Acquisition is in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Syndication Agent.

         (c) No Stellex Party shall create any new Subsidiary (except as permitted in Section 9.04(b)); provided, however, that a Loan Party may create a new Subsidiary that is a corporation if (i) a Loan Party holds 100% of the Voting Securities of such newly created Subsidiary; (ii) if such new Subsidiary is a Domestic Entity, all of the equity interests that a Loan Party has (whether as legal or beneficial owner), and if such new Subsidiary is not a Domestic Entity, at least 662/3% of such equity interests, are pledged to the Collateral Agent, on terms and conditions satisfactory to the Administrative Agent and all of the assets of such new Subsidiary are pledged to the Collateral Agent, on terms and conditions satisfactory to the Administrative Agent; (ii) if such new Subsidiary is a Domestic Entity, such new Subsidiary guarantees the Obligations on terms and conditions satisfactory to the Administrative Agent; (iii) no Default or Event of Default has occurred and is continuing; and (iv) all documentation (including, without limitation, security agreements, guarantees, pledge agreements, UCC financing statements, opinions of counsel, and appropriate consents) in connection with such new Subsidiary shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and the syndication Agent.

         9.05. Accommodation Obligations. The Stellex Parties shall not, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business, (ii) the Farm Bureau Guaranty, (iii) lease obligations under the Agreement of Lease dated as of July 30, 1998 between 680 Fifth Avenue Associates, L.P., as landlord and Mentmore Holdings Corporation and Stellex Industries, Inc., as tenant with respect to the office space where the Borrower and Mentmore Holdings Corporation are joint tenants, (iv) Accommodation Obligations by one Loan Party on behalf of another Loan Party but only in connection with Indebtedness permitted under Section 9.01 (other than Section 9.01(ix)), and (v) Accommodation Obligations by one Loan Party that is the acquiror or the target in connection with a Permitted Acquisition or a Permitted Foreign Acquisition on behalf of another Loan Party that is the acquiror or the target in connection with such Permitted Acquisition or such Permitted Foreign Acquisition but only in connection with Indebtedness permitted pursuant to
Section 9.01(xii) or (xiii).

         9.06. Restricted Junior Payments. The Stellex Parties shall not declare or make any Restricted Junior Payments, except:

          (i) dividends and other distributions made by any Stellex Party (other than the Borrower) to the Borrower or another Loan Party;

          (ii) payments of interest on the Subordinated Notes or the other subordinated indebtedness permitted pursuant to Section 9.01(x) or Section 9.01(xi) or scheduled payments of principal and interest on subordinated indebtedness incurred pursuant to Section 9.01(xiii), provided that such payments of


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



     interests are made in accordance with the provisions of the Subordinated
     Note Indenture or such subordinated indebtedness;

          (iii) Restricted Junior Payments made to a Management Equity Holder pursuant to the Management Promissory Notes or to purchase Management Equity Interests, so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect to the making of such Restricted Junior Payment; provided that (a) the aggregate amount of such Restricted Junior Payments does not exceed $1,500,000 during any Fiscal Year; provided, further, that, with respect to any Fiscal Year after December 31, 2000, (A) if the Leverage Ratio for the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding Fiscal Year is less than 4.0 to 1.0, then the aggregate amount of such Restricted Junior Payments that may be made during such Fiscal Year shall not exceed $3,500,000 and (B) if the Leverage Ratio for the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding Fiscal Year is less than 3.5 to 1.0, then the aggregate amount of such Restricted Junior Payments that may be made during such Fiscal Year shall not exceed $5,000,000;

          (iv) Restricted Junior Payments made by the issuance of Management Promissory Notes in exchange for Management Equity Interests, in an aggregate amount not to exceed the value (calculated in accordance with the respective agreements pursuant to which such Management Equity Interests were issued or exchanged) of the Management Equity Interests exchanged so long as no Default or Event of Default has occurred and is continuing at the time of such incurrence or issuance or would occur after giving effect to the issuance of such Management Promissory Note; and

          (v) the redemption of the Preferred Stock with proceeds from the issuance by the Borrower of common stock or preferred stock having terms and conditions satisfactory to the Requisite Lenders.

         9.07. Change in Nature of Business. The Stellex Parties shall not make any material change in the nature or conduct of its business from the businesses carried on as of the Effective Date other than the Permitted Acquisitions and Permitted Foreign Acquisitions made in accordance with the provisions of this Agreement.

         9.08. Transactions with Affiliates. None of the Stellex Parties shall, directly or indirectly, enter into or permit to exist any transaction with any Affiliate (other than a Loan Party) of such Stellex Party except for (i) transactions the terms of which are in the ordinary course of business, in accordance with customary practice, and not less favorable to such Stellex Party than those that might be obtained in an arm's length transac tion at the time from a Person who is not an Affiliate, (ii) reasonable salaries, bonuses and other compensation or benefits (including deferred compensation, retirement benefits, loan arrangements, equity participation arrangements and severance benefits or pursuant to employment agreements, employee benefit plans, stock option agreements, management equity subscription agreements or similar management investor agreements) paid to current and former officers, directors and managers of such Stellex Party commensurate with salary, bonus, compensation and benefit levels of other companies engaged in a similar business in similar circumstances, (iii) transactions permitted under Sections 9.01(v), (xiii) and
(xiv), 9.02(iv), 9.04(ii), (vi), (but only with respect to joint ventures and partnerships with Persons that are not Affiliates), (vii), (viii) and (ix), 9.05(iii), 9.06, 9.09(a) and 9.16, (iv) the Monitor Seller Note and (v) tax-sharing arrangement among the Stellex Parties described in the Tax Allocation and Indemnity Agreement among the Borrower and its Subsidiaries, dated as of October 31, 1997, as amended by First Amendment, dated May 29, 1998 (the "Tax Sharing Agreement").


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



         9.09. Restriction on Fundamental Changes. (a) No Stellex Party shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or assets, whether now or hereafter acquired, except (i) Permitted Dispositions and (ii) any Loan Party may merge or consolidate into, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business or assets to, another Loan Party so long as the terms and conditions of any such transaction and the documentation in connection therewith are in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and all assets remain subject to the first priority Lien of the Collateral Agent under the Collateral Documents.

         (b) Except as permitted under this Agreement, no Stellex Party shall change its corporate, capital or legal structure in any material respect which is adverse to the interests of the Lenders.

         (c) The Borrower shall not issue any preferred stock (other than preferred stock that does not constitute Indebtedness) unless the terms and conditions of such preferred stock are satisfactory to the Requisite Lenders.

         (d) No Loan Party (excluding the Borrower) shall issue any Capital Stock except

          (i) Management Equity Interests; and

          (ii) in connection with Permitted Acquisitions and Permitted Foreign Acquisitions.

         9.10. Sales and Leasebacks. No Stellex Party shall become liable, by assumption or by Accommodation Obligation, with respect to any lease, whether a Capital Lease or an operating lease, of any property (whether real or personal or mixed) (i) which such Stellex Party has sold or transferred or will sell or transfer to any other Person or (ii) which such Stellex Party intends to use for substantially the same purposes as any other asset which it has sold or transferred or will sell or transfer to any other Person in connection with such lease, other than the sale and leaseback of real property provided that the sale of such real property is for fair market value to a Person that is not an Affiliate and the proceeds are applied in accordance with Section 3.01(b)(i).

         9.11. Margin Regulations. No Stellex Party shall use all or any portion of the proceeds of any Loan made under this Agreement to purchase or carry Margin Stock.

         9.12. ERISA. No Stellex Party shall, nor shall it permit any ERISA Affiliate to, do any of the following to the extent that such act or failure to Act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect:

          (i) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (ii) fail, or permit any ERISA Affiliate to fail, to timely pay contributions or annual installments required under Section 412 of the Code or due with respect to any waived funding deficiency with respect to any Benefit Plan;


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



          (iii) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of any Stellex Party or any ERISA Affiliate under Title IV of ERISA;

          (iv) fail to make any contribution or payment to any Multiemployer Plan which any Stellex Party or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (v) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any Stellex Party or any ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the Code;

          (vi) permit any unfunded liabilities with respect to any Foreign Pension Plan; or

          (vii) fail, or permit any Stellex Party or ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment.

         9.13. Amendment of Governing Documents. Except as permitted under this Agreement, no Stellex Party shall amend, supplement or otherwise change its Governing Documents in any material respect which is adverse to the interests of the Lenders.

         9.14. Environmental Liabilities. Except as disclosed in Schedule 6.01(P), no Stellex Party shall become subject to any Liabilities and Costs arising out of or relating to environmental, health or safety matters which reasonably could be expected to result in expenditures by such Stellex Party in excess of Two Million Dollars ($2,000,000) in a particular instance or Five Million Dollars ($5,000,000) in the aggregate, for any twelve month period.

         9.15. No Activities Leading to Forfeiture. No Stellex Party shall engage in the conduct of any business or activity which could result in a Forfeiture Proceeding.

         9.16. Management Fees and Consulting Fees. The Stellex Parties shall not pay any management fee or consulting fee or transfer any assets to any Affiliate, other than the following payments:

          (i) the payment of management fees pursuant to the Management Agreement (which are subordinated on the terms set forth in the Subordination Agreement dated as of the date hereof among the Borrower, Mentmore Holdings Corporation, the Administrative Agent and the Collateral Agent) in an aggregate amount (exclusive of expenses) not to exceed (A) $250,000 during each fiscal quarter in Fiscal Year 1999, (B) $312,500 during each fiscal quarter in Fiscal Year 2000, and (C) $375,000 during each fiscal quarter in each Fiscal Year thereafter, provided, however, if at any time (1) the Leverage Ratio for the Borrower and its Subsidiaries on a consolidated basis for the immediately preceding twelve-month period then ended, calculated as of the fiscal quarter ended prior to such payment, is less than 4.00 to 1.00 and (2) the value of common equity plus additional paid-in-capital plus the liquidation value of all redeemable and non-redeemable preferred stock on the consolidated balance sheet of the Borrower is at least $50,000,000, then the management fee permitted to be paid for such fiscal quarter will be the greater of (I) $375,000 and (II) one percent of sales for such fiscal quarter; provided that at the time of any such payment and after giving effect to such payment no Default or Event of Default shall have occurred and be continuing;


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



          (ii) the reimbursement of reasonable business expenses incurred in the ordinary course of business by an Affiliate on behalf of any Stellex Party, provided that the Stellex Parties are in compliance with Section 9.08; and

          (iii) the payment of investment banking fees by the Stellex Parties to Mentmore Holdings Corporation in connection with any Permitted Acquisition or Permitted Foreign Acquisition in an amount not to exceed one percent (1%) of the transaction value, exclusive of expenses.

         9.17. Farm Bureau Life Insurance Company. No Stellex Party shall assign or transfer any moneys, securities or other property to Farm Bureau, or permit any moneys, securities or other property to be in the constructive or actual possession of or on deposit with Farm Bureau, provided, however, that payments may be made to Farm Bureau that are due and payable under the Farm Bureau Guaranty.

         9.18. Amendment of Subordinated Documents or Preferred Stock. (a) No Stellex Party shall (i) amend, supplement or otherwise change any provision of the Subordinated Note Documents or any agreement that extends, renews or replaces the Subordinated Notes, or any documents evidencing the subordinated indebtedness referred to in Section 9.01(xi) or (xiii) or of the Preferred Stock in any material respect which would be adverse to the interests of the Lenders or (ii) designate any Indebtedness as "Designated Senior Indebtedness" for purposes of the Subordinated Note Indenture.

         (b) No Stellex Party shall enter into any subordinated indebtedness permitted under Section 9.01(x) or (xi) until such Stellex Party has given the Agents ten Business Days notice of the terms and conditions of such subordinated indebtedness.

                                    ARTICLE X
                               FINANCIAL COVENANTS

         Each Stellex Party covenants and agrees so long as any Commitment is outstanding and thereafter until payment in full of the Obligations:

         10.01. Minimum Net Worth. The Net Worth of the Borrower and its Subsidiaries on a consolidated basis at the end of each fiscal quarter of each Fiscal Year shall not be less than the sum of (i) $5,000,000 plus (ii) an amount equal to 50% of Net Income since the Effective Date (excluding any losses) plus
(iii) 50% of the aggregate amount of all equity contributions to the Borrower after the Effective Date.

         10.02. Minimum Interest Coverage Ratio. The Interest Coverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) of the Borrower and its Subsidiaries on a consolidated basis at the end of each Financial Covenant Period set forth below shall not be less than the ratio set forth opposite such date:


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                  Financial Covenant
                  Period Ending:                                Ratio
                  --------------                                -----

                  June 30, 1999                               2.00   to 1.00
                  September 30, 1999                          2.00   to 1.00
                  December 31, 1999                           2.10   to 1.00
                  March 31, 2000                              2.10   to 1.00
                  June 30, 2000                               2.10   to 1.00
                  September 30, 2000                          2.25   to 1.00
                  December 31, 2000                           2.40   to 1.00
                  March 31, 2001                              2.40   to 1.00
                  June 30, 2001                               2.50   to 1.00
                  September 30, 2001                          2.50   to 1.00
                  December 31, 2001                           3.00   to 1.00
                  March 31, 2002                              3.00   to 1.00
                  June 30, 2002                               3.25   to 1.00
                  September 30, 2002                          3.50   to 1.00
                  December 31, 2002                           4.00   to 1.00
                  March 31, 2003                              4.00   to 1.00
                  June 30, 2003                               4.00   to 1.00
                  September 30, 2003                          4.00   to 1.00
                  December 31, 2003                           4.50   to 1.00
                  March 31, 2004                              4.50   to 1.00
                  June 30, 2004                               4.50   to 1.00
                  September 30, 2004                          4.50   to 1.00
                  December 31, 2004                           4.50   to 1.00
                  March 31, 2005                              4.50   to 1.00
                  June 30, 2005                               4.50   to 1.00
                  September 30, 2005                          4.50   to 1.00
                  December 31, 2005                           4.50   to 1.00
                  March 31, 2006                              4.50   to 1.00
                  June 30, 2006                               4.50   to 1.00
                  September 30, 2006                          4.50   to 1.00

                  10.03. Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) of the Borrower and its Subsidiaries on a consolidated basis at the end of each Financial Covenant Period set forth below shall not be less than ratio set forth opposite such date:

                  Financial Covenant
                  Period Ending:                                Ratio
                  --------------                                -----

                  June 30, 1999                               1.15   to 1.00
                  September 30, 1999                          1.15   to 1.00
                  December 31, 1999                           1.35   to 1.00
                  March 31, 2000                              1.35   to 1.00
                  June 30, 2000                               1.35   to 1.00



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                  September 30, 2000                          1.35   to 1.00
                  December 31, 2000                           1.50   to 1.00
                  March 31, 2001                              1.50   to 1.00
                  June 30, 2001                               1.50   to 1.00
                  September 30, 2001                          1.50   to 1.00
                  December 31, 2001                           1.75   to 1.00
                  March 31, 2002                              1.75   to 1.00
                  June 30, 2002                               1.75   to 1.00
                  September 30, 2002                          1.75   to 1.00
                  December 31, 2002                           2.00   to 1.00
                  March 31, 2003                              2.00   to 1.00
                  June 30, 2003                               2.00   to 1.00
                  September 30, 2003                          2.00   to 1.00
                  December 31, 2003                           2.00   to 1.00
                  March 31, 2004                              2.00   to 1.00
                  June 30, 2004                               2.00   to 1.00
                  September 30, 2004                          2.00   to 1.00
                  December 31, 2004                           2.00   to 1.00
                  March 31, 2005                              2.00   to 1.00
                  June 30, 2005                               2.00   to 1.00
                  September 30, 2005                          2.00   to 1.00
                  December 31, 2005                           2.00   to 1.00
                  March 31, 2006                              2.00   to 1.00
                  June 30, 2006                               2.00   to 1.00
                  September 30, 2006                          2.00   to 1.00

                  10.04. Maximum Leverage Ratio. The Leverage Ratio (as it may be adjusted on a Pro Forma Basis for any Permitted Acquisition and Permitted Foreign Acquisition) of the Borrower and its Subsidiaries on a consolidated basis, at the end of each Financial Covenant Period set forth below, shall not be greater than the ratio set forth opposite such date:

                  Financial Covenant
                  Period Ending:                              Ratio
                  --------------                              -----

                  June 30, 1999                               5.60   to 1.00
                  September 30, 1999                          5.50   to 1.00
                  December 31, 1999                           5.15   to 1.00
                  March 31, 2000                              5.15   to 1.00
                  June 30, 2000                               4.75   to 1.00
                  September 30, 2000                          4.50   to 1.00
                  December 31, 2000                           4.25   to 1.00
                  March 31, 2001                              4.25   to 1.00
                  June 30, 2001                               4.00   to 1.00
                  September 30, 2001                          3.75   to 1.00
                  December 31, 2001                           3.50   to 1.00
                  March 31, 2002                              3.50   to 1.00
                  June 30, 2002                               3.50   to 1.00



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                  September 30, 2002                          3.25   to 1.00
                  December 31, 2002                           3.25   to 1.00
                  March 31, 2003                              3.00   to 1.00
                  June 30, 2003                               3.00   to 1.00
                  September 30, 2003                          3.00   to 1.00
                  December 31, 2003                           3.00   to 1.00
                  March 31, 2004                              3.00   to 1.00
                  June 30, 2004                               3.00   to 1.00
                  September 30, 2004                          3.00   to 1.00
                  December 31, 2004                           3.00   to 1.00
                  March 31, 2005                              3.00   to 1.00
                  June 30, 2005                               3.00   to 1.00
                  September 30, 2005                          3.00   to 1.00
                  December 31, 2005                           3.00   to 1.00
                  March 31, 2006                              3.00   to 1.00
                  June 30, 2006                               3.00   to 1.00
                  September 30, 2006                          3.00   to 1.00


                  10.05. Capital Expenditures. None of the Stellex Parties shall make or incur any Capital Expenditures during any Fiscal Year, if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures made by the Stellex Parties would exceed Twelve Million Dollars ($12,000,000) for such Fiscal Year; provided, however, the Stellex Parties may carry forward from one Fiscal Year to the next Fiscal Year (but not to any subsequent Fiscal Year) 50% of any Capital Expenditures permitted but not expended during any Fiscal Year provided that the amount of Capital Expenditures carried forward to the next Fiscal Year may only be used after the Capital Expenditures permitted for such next Fiscal Year are expended.

                                   ARTICLE XI
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                  (a) Failure to Make Payments When Due. The Borrower shall fail to pay any principal of the Loans or the Reimbursement Obligations when due, or shall fail to pay any interest on any Note or any other Obligation within three
(3) Business Days after such interest or Obligation shall become due.

                  (b) Breach of Representation or Warranty. Any representation or warranty made or deemed to have been made by any Stellex Party under, relating to or in connection with this Agreement, the Notes, any of the other Loan Documents or any certificate or statement furnished by any Stellex Party pursuant to or in connection with this Agreement shall be false or misleading in any material respect when made.

                  (c) Breach of Certain Covenants. Any Stellex Party shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Stellex Party under Section 7.04, Section 8.01, Section 8.02,
Section 8.03, Section 8.06, Article IX or Article X of this Agreement or under any Loan Document.


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



                  (d) Other Defaults. Any Stellex Party shall fail duly and punctually to perform or observe any term, covenant or obligation binding on such Stellex Party (i) under Article VII of this Agreement and such failure shall continue for ten (10) Business Days after the occurrence of such failure or (ii) under this Agreement (other than as described in Sections 11.01(a), (c) or (d)(i)) and such failure shall continue for thirty (30) days after any Stellex Party knew of such failure.

                  (e) Default as to Other Indebtedness. Any Stellex Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than (i) an Obligation or (ii) the Kleinert Seller Note or the Monitor Seller Note provided that the failure to make any payment under either the Kleinert Seller Note or the Monitor Seller Note does not give rise to a default or event of default under or in connection with any other Indebtedness which is in an aggregate amount of $5,000,000 or more) if the aggregate amount of such other Indebtedness is Five Million Dollars ($5,000,000) or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness or permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Stellex Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, in any amount, shall commence foreclosure of such Lien upon property of any Stellex Party having an aggregate value in excess of Five Million Dollars ($5,000,000).

                  (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against any Stellex Party and the petition shall not be dismissed, stayed, bonded or discharged for a period of sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Stellex Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of any Stellex Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Stellex Party or over all or a substantial part of the assets of any Stellex Party shall be entered and such decree or order shall not be stayed, dismissed or discharged for a period of sixty (60) days; or an interim receiver, trustee or other custodian of any Stellex Party or of all or a substantial part of the assets of any Stellex Party shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of any Stellex Party shall be issued and any such event shall not be stayed, dismissed, bonded or discharged for a period of sixty (60) days; or the board of directors of any Stellex Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Stellex Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its assets; or any Stellex Party shall make any assignment for the benefit of creditors or shall be unable or fail, or shall admit in writing its


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inability, to pay its debts as such debts become due, or the board of directors of any Stellex Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Stellex Party or any assets of any Stellex Party involving in any case an amount in excess of One Million Dollars ($1,000,000) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days.

                  (i) Dissolution. Any order, judgment or decree shall be entered against any Stellex Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period of thirty
(30) days; or any Stellex Party shall otherwise dissolve or cease to exist (except as permitted under this Agreement).

                  (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Docu ment ceases to be in full force and effect or any Stellex Party seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Stellex Party seeks to render such Liens, invalid and unperfected, or (ii) Liens in favor of the Collateral Agent and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents.

                  (k) ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject either a Stellex Party or an ERISA Affiliate to a liability which will, or is reasonably likely to have, a Material Adverse Effect.

                  (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the substantial business hardship upon which the application for the waiver is based could subject either any Stellex Party or any ERISA Affiliate to liability which will or is reasonably likely to have a Material Adverse Effect.

                  (m) Change of Control. A Change of Control shall have occurred.

                  (n) Government Contracts. At any time, for any reason, (i) a notice of debarment, notice of suspension or notice of termination for default shall have been issued to the Borrower under or in connection with any Government Contract which could reasonably result in, a Material Adverse Effect;
(ii) a notice of debarment, notice of suspension or notice of termination for default shall have been issued to any other party under a Government Contract as a direct or indirect result of the Borrower's performance or malfeasance thereunder which could reasonably result in a Material Adverse Effect; (iii) the Borrower is barred or suspended from contracting with any Governmental Authority; (iv) a Government investigation shall have been commenced in connection with any Government Contract or the Borrower which could reasonably result in criminal liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct or other wrongdoing; (v) a Government investigation shall have been commenced in connection with any Contract or the Borrower which could reasonably result in any civil liability or any other administrative action arising by reason of alleged neglect or default or other wrongdoing which could reasonably result in a Material Adverse Effect; (vi) the actual termination of any Contract due to alleged fraud, willful misconduct, neglect, default or other wrongdoing which could reasonably result in a Material Adverse Effect; or (vii) a cure notice


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



issued under any Contract shall remain uncured beyond (A) the expiration of the time period available to the Borrower pursuant to such Contract and/or such cure notice, to cure the noticed default or (B) the date on which the other contracting party is entitled to exercise its rights and remedies under the Contract as a consequence of such default, which could reasonably result in a Material Adverse Effect.

                  An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 13.09.

                  11.02.  Rights and Remedies.

                  (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 11.01(f) or 11.01(g), the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligations of the Lenders to make Loans hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall, at the request, or may with the consent, of the Requisite Lenders, declare (i) that the Commitments are terminated, whereupon the Commitments shall immediately terminate, and/or (ii) the unpaid principal amount of, and any and all accrued interest on, the Obliga tions and all accrued fees to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration, except as may be specifically provided for herein), all of which are hereby expressly waived by the Borrower.

                  (b) Enforcement. Each Stellex Party acknowledges that in the event any Stellex Party fails to perform, observe or discharge any of its respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Agents and the Lenders; therefore, the Stellex Parties agree that the Agents and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                   ARTICLE XII
                                   THE AGENTS

                  12.01. Appointment. (a) Each Lender hereby designates and appoints SG as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the Loan Docu ments and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Administrative Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent believes will expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to


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



this Agreement, the Notes, the other Loan Documents or applicable law. The Administrative Agent agrees to act as such on the express conditions contained in this Article XII.

                  (b) Each Lender hereby designates and appoints First Union as the Collateral Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Collateral Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Collateral Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders; provided, however, the Collateral Agent shall not be required to take any action which (i) the Collateral Agent believes will expose it to personal liability unless the Collateral Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Notes, the other Loan Documents or applicable law. The Collateral Agent agrees to act as such on the express conditions contained in this Article XII.

                  (c) Each Lender hereby designates and appoints LCPI as the Syndication Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Syndication Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Syndication Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Syndication Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders; provided, however, the Syndication Agent shall not be required to take any action which
(i) the Syndication Agent believes will expose it to personal liability unless the Syndication Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Notes, the other Loan Documents or applicable law. The Syndication Agent agrees to act as such on the express conditions contained in this Article XII.

                  (d) The provisions of this Article XII are solely for the benefit of the Agents and the Lenders, and none of the Stellex Parties shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.07). In performing its functions and duties under this Agreement, the Agents shall act solely as agents of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any Stellex Party. The Agents may perform any of their respective duties hereunder, or under the Loan Documents, by or through their respective agents or employees.

                  12.02. Nature of Duties. The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own


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independent investigation of the financial condition and affairs of the Borrower and the other Stellex Parties in connection with the Loans hereunder and shall make its own appraisal of the credit worthiness of the Borrower and the other Stellex Parties initially and on a continuing basis, and the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Agents under the terms of this Agreement). If the Agents seek the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Agents shall send notice thereof to each Lender. The Agents shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Agents to act or refrain from acting pursuant hereto.

                  12.03. Rights, Exculpation, etc. (a) Liabilities; Responsibilities. None of the Agents, any Affiliate of any Agent, or any of their respective officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder for any action taken or omitted by them hereunder, under the Notes or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No Agent shall be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Agents shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrower or any other Stellex Party. None of the Agents are making any representation and warranty in connection with, and shall not be required to make any inquiry concerning, the Collateral, the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes or any of the Loan Documents, or the financial condition of the Borrower or any other Stellex Party, or the existence or possible existence of any Default or Event of Default.

                  (b) Right to Request Instructions. Any Agent may at any time request instructions from the Lenders (and after all Obligations owing to the Lenders have been paid in full, from the Holders) with respect to any actions or approvals which by the terms of any of the Loan Documents such Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or with holding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders or Holders, as the case may be, from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of all Lenders or, where required by the express terms of this Agreement, a lesser proportion of the Lenders, or of all Holders (after the Obligations owing to the Lenders have been paid in full).

                  12.04. Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent public accountants and other experts selected by it.


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                  12.05. Indemnification. To the extent that the Agents are not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify each Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or dis bursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disburse ments resulting from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 12.05 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by the Administrative Agent or the Collateral Agent to Lenders, any Lender or third party, including any Stellex Party, any creditor of any Stellex Party or a trustee in bankruptcy, recovers from the Administrative Agent or the Collateral Agent any amount found to have been wrongfully paid to the Administrative Agent or the Collateral Agent or disbursed by the Administrative Agent or the Collateral Agent to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse the Administrative Agent and the Collateral Agent for all such amounts.

                  12.06. The Agents Individually. With respect to the Loans made by it, SG and First Union shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include SG and First Union in their respective individual capacities as a Lender or one of the Requisite Lenders. Each of SG and First Union and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Stellex Party or any of its Affiliates as if it were not acting as an Agent pursuant hereto.

                  12.07. Successor Agents. (a) Resignation. Any Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to this Section 12.07.

                  (b) Appointment by Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent selected from among the Lenders, which appointment shall be subject to the prior written approval of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default or Default).

                  (c) Appointment by Retiring Agent. If a successor Agent shall not have been appointed within the thirty (30) day period provided in paragraph
(a) of this Section 12.07, the retiring Agent shall then appoint a successor Agent who shall serve as such Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Each Lender shall indemnify and hold such Agent harmless for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the appointment of a successor Agent pursuant to the terms of this paragraph (c).

                  (d) Rights of the Successor and Retiring Agents. Upon the acceptance of any appointment hereunder as Administrative Agent or Collateral Agent or Syndication Agent, as the case may be, by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges


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and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

                  12.08. Relations Among Lenders. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against any Stellex Party or any other Stellex Party or with respect to any Collateral, without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, except in accordance with Section 11.02(a).

                  12.09. Concerning the Collateral and the Loan Documents. (a) Authority. Subject to the terms and conditions hereof, each Lender authorizes and directs the Collateral Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders. Each Lender agrees that any action taken by any Agent or all Lenders (or, where required by the express terms of this Agreement, a lesser proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by any Agent or all Lenders (or, where so required, such lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral and (ii) the Collateral Agent shall have the sole and exclusive right and authority to execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Stellex Party; act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; manage, supervise and otherwise deal with the Collateral; take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Collateral Agent or the Lenders with respect to the Collateral under the Loan Documents, applicable law or otherwise.

                  (b) Release of Collateral. (i) Each Lender hereby directs the Collateral Agent to release or to subordinate any Lien held by the Collateral Agent for the benefit of the Lenders (A) against all of the Collateral, upon payment in full of the Obligations and termination of this Agreement and (B) against the Collateral sold, assigned, transferred, conveyed or otherwise disposed of pursuant to Sections 9.02 when the Collateral Agent receives a certificate from the Borrower pursuant to which the Borrower represents and warrants that the Collateral is being sold, assigned, transferred, conveyed or otherwise disposed of in compliance with Section 9.02.

                  (ii) Each Lender hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(b) promptly upon the effectiveness of any such release. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items as Collateral pursuant to this Section 12.09.

                  (iii) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 12.09(b)), each Lender agrees to


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confirm in writing, upon request by the Borrower, the authority to release or subordinate Liens in the Collateral conferred upon the Collateral Agent under
Section 12.09(b). So long as no Event of Default or Default is then continuing, upon receipt by the Collateral Agent of any such written confirmation from the Lenders of its authority to release any particular items or types of Collateral, and upon at least five (5) Business Days prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, that (A) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Stellex Parties all of which shall continue to constitute part of the Collateral.

                  (iv) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Stellex Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this
Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or in any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given its own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any Lender unless required to act or refrain from acting upon the instructions of the Lenders and then only in accordance with Section 12.01.

                  12.10. Co-Arrangers; Documentation Agent. The parties hereto agree that the Co-Arrangers and the Documentation Agent have no special rights, powers or obligations under this Agreement but are entitled, in their capacity as Co-Arrangers and Documentation Agent hereunder, to the indemnities provided under Section 13.05.

                                  ARTICLE XIII
                                  MISCELLANEOUS

                  13.01. Assignments and Participations. (a) Assignments. No assignment or participation of any Lender's rights or obligations under this Agreement and the Notes shall be made except in accordance with this Section
13.01. Each Lender may assign all or a portion of its rights and obligations under this Agreement and the Notes in accordance with the provisions of this
Section 13.01.

                  (b) Limitations on Assignments. Each assignment shall be subject to the following condi tions: (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of an assigning Lender's rights and obligations in respect of any of its Loans or Commitments being assigned under this Agreement and its related Note and, in the case of a partial assignment, shall be in a minimum principal amount of Five Million Dollars ($5,000,000) (treating any two or more funds acquiring Loans or Commitments at or about the same time, which funds are managed or advised by the same investment advisor, as a single Eligible Assignee for purposes of satisfying such $5,000,000 minimum) except that such limitations shall not apply to an assignment by any Lender of any portion of its rights and obligations to another Lender, an Affiliate of a Lender, an Approved Fund of any Lender or an assignment by any Lender of all of its rights or obligations to


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another Person, (ii) each such assignment shall be to an Eligible Assignee, and
(iii) the parties to each such assignment, with prior written notice to the Syndication Agent, shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) (provided that no fee shall be payable in the case of an assignment to another Lender, an Affiliate of any Lender or an Approved Fund or an assignment to or by LCPI or any of its Affiliates; and provided further that in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder, Affiliates thereof or Approved Funds), only a single fee of $3,500 shall be payable for all such contemporaneous assignments). Notwithstanding the foregoing, any Lender may assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to any Approved Fund without notice to or consent of the Borrower or the Administrative Agent and without being subject to the foregoing conditions other than notice to the Syndication Agent and the execution and delivery to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. For purposes of this Section 13.01, an "Approved Fund" shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans which is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and accepted by the Administrative Agent, (x) the assignment specified in such Assignment and Acceptance shall be effective, (y) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, and (z) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

                  (c) The Register. The Administrative Agent shall maintain at its address referred to in Section 13.09 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Administrative Agent shall incur no liability of any kind to any Stellex Party, any Lender or any other Person with respect to its maintenance of the Register or the recordation of information therein. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless and until the Assignment and Acceptance has been accepted by the Administrative Agent and registered in the Register.

                  Notwithstanding anything to the contrary contained in the previous paragraph of this Section 13.01(c), the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferrable only upon recordation of such transfer and of the transferee and its interest in and to the loans in the Register. No transfer by a Lender or an assignee of any interest in any of the Loans shall be permitted or effective unless and until the transfer and the transferee's interest in the Loan is recorded in the Register. In addition, notwithstanding anything to the contrary contained in Section 13.01(e), no sale of a participation shall be permitted or effective unless and until such sale of a participating interest in principal and interest on the Loan and any other amounts owing under this Agreement is recorded in the Register. In the case of a participation, the Register shall record the participant's


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interest in principal and interest on the Loan and any other amounts owing under this Agreement that such participant has purchased. All recordations of transfer and of the transferee's interest shall be conclusive, absent manifest error, as to beneficial ownership of interests in the Loans. A Note shall only evidence the Lender's or an assignee's right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 13.01(c) shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this Section 13.01(c) and for tax purposes only, the Administrative Agent shall act as the Borrower's agent for purposes of maintaining such notations of transfer and recordation of the beneficial ownership of the transferee in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register (other than a participant) as a Lender hereunder for all purposes hereof.

                  (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3500 (payable by the assigning Lender or the assignee, as shall be agreed between them if required pursuant to Section 13.01(b)), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.

                  (e) Participations. Each Lender may sell participations to one or more commercial banks, lending institutions, finance companies, insurance companies, other financial institutions or funds in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to it); provided, however, that
(i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, provided, however, that the Borrower and the Administrative Agent may deal with participants in respect of participants' rights and obligations under Section 3.03 as provided therein, and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) the increase in the Commitment of the Lender from whom such participant purchased a participation, (B) the reduction of the principal of, or rate or amount of interest on, the Loans subject to such participation (other than by the payment or prepayment thereof), (C) the postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations) and (D) the release of any guarantor of the Obligations or all or a substantial portion of the Collateral except as provided in Section 12.09(b). Upon the sale of a participation, the selling Lender shall notify the Administrative Agent in writing of the name of the transferee and its interest in principal and interest on the Loan and the Administrative Agent shall promptly record such information in the register in accordance with Section 13.01(c). Such Lender shall notify the Administrative Agent in writing of


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the termination of such participation and the Administrative Agent shall promptly record such information in the Register.

                  (f) Information Regarding the Borrower. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by any Agent or by or on behalf of the Borrower; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve the confidentiality of any con fidential information described therein.

                  (g) Payment to Participants. With the exception of Section 3.03, anything in this Agree ment to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

                  (h) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, (i) any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and its Notes (including, without limitation, Obligations owing to it and the Notes held by it) in favor of any Federal Reserve Bank of the Federal Reserve Board without notice to or consent of the Borrower or the Agents, and
(ii) any Lender that is a fund that invests in bank loans may, without notice to or consent of the Borrower or the Agents, assign or pledge all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and the Notes held by it) to any holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that any foreclosure or similar action by such trustee shall be subject tothe provisions of this Section 13.01 concerning assignments.

                  13.02. Relations Among Lenders. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower with respect to the Obligations or any Collateral, without the prior written consent of Requisite Lenders.

                  13.03. Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate a Replacement Lender to assume such Lender's Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender's rights hereunder, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to such Lender under Section 13.05 hereof with respect to events occurring or obligations arising before such replacement shall survive such replacement.


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                  13.04.  Expenses.

                  (a) Generally. The Borrower agrees upon demand to pay, or reimburse each Agent for, all of such Agent's reasonable audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by such Agent in connection with (i) the preparation, negotiation, and execution of this Agreement and the other Loan Documents; (ii) the interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in
Article V), the other Loan Documents and the making of the Loans hereunder;
(iii) the creation, perfection or protection of the Liens under the Loan Documents; (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to such Agent's rights and responsibilities under this Agreement and the other Loan Documents and, to the extent provided under Section 8.06, such Agent's periodic inspections and audits of the Borrower; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the assets of the Borrower, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Obligations, the assets of the Borrower, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

                  (b) After Default. The Borrower further agrees to pay or reimburse each Agent and each Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, attorneys' fees incurred by such Agent or such Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or any of the Obligations or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrower and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

                  13.05. Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless each Agent, each Co-Arranger, the Documentation Agent, each Lender, the Issuing Bank and the Swing Loan Lender, and each of their respective Affiliates, and their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (a) this Agreement, the Notes, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the

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Loans, or any of the transactions contemplated by the Loan Documents, or (b) any
Liabilities and Costs relating to or arising from any Environmental, Health or Safety Requirements of Law, the past, present or future operations of any Stellex Party or any of its predecessors in interest, or the past, present or future environmental, health or safety condition of the Property of any Stellex Party, the presence, Release or threatened Release of any Contaminant into the environment resulting from the past, present, or future operations of any Stellex Party (collectively, the "Indemnified Matters"); provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

                  13.06. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower and its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and
Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrower, to so reflect such change in accounting principles.

                  13.07. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrower at any time and from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including tax, payroll and trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement or the Notes, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder and under the Notes to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower now or hereafter maintained with such Lender or any of its Affiliates.

                  13.08. Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described


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in Sections 3.03, 3.04 and 4.01(e)) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees and amounts described in Sections 3.03, 3.04 and 4.01(e)) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.07, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  13.09. Amendments and Waivers. Unless otherwise provided in this Agreement, no amendment or modification of any provision of this Agreement or the Notes shall be effective without the written agreement of the Requisite Lenders and the Borrower, and no termination or waiver of any provision of this Agreement or the Notes, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. Notwithstanding the foregoing, no amendment, modification, termination, waiver or consent with respect to (i) mandatory prepayments, (ii) the allocation of mandatory prepayments among the Lenders, or (iii) Section 9.03 shall be effective without the written agreement of the Borrower and Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate amount of the Revolving Loan Commitments in effect at such time plus the aggregate outstanding amount of the Loans (other than Revolving Loans and Swing Loans, unless the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, in which case, Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding amount of all Loans) at such time are greater than 60%. Notwithstanding the foregoing, any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement and the Notes shall be effective only by a written agreement, signed by each Lender: (a) waiver of any of the conditions specified in Section 5.02 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders), (b) increase in the amount of the Commitment of any Lender, (c) reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), provided that if all of the Lenders of a particular Class consent in writing to a reduction in the rate or amount of interest on the outstanding Loans of that Class or fees payable in connection therewith, such consent shall be effective with respect to such Lenders, (d) postponement of any Maturity Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees (except with respect to any modifications of the provisions relating to prepay ments of Loans and other Obligations), (e) release of all or a substantial portion of the Collateral (except as provided in Section 12.09(b)), (f) amendment of the definition of "Requisite Lenders", or (g) amendment of Section 13.08 or this Section 13.09. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained in this Section 13.09, no amendment, modification, waiver or consent shall affect the rights or duties of the Agents under this Agreement or the other Loan Documents, unless made in writing and signed by the Agents in addition to the Lenders required above to take such action.

                  13.10. Notices. (a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Agents pursuant to Articles II, III or XII shall not be effective until received by the Agents. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.10) shall be as set forth below each party's name on Exhibit B attached hereto or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

                  (b) The Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a telecopy or facsimile purporting to be from Borrower; provided that the Borrower shall have no obligation under this Section 13.10(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

                  13.11. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when any of the Agents or any of the Lenders may have come into possession or control of any assets of the Borrower.

                  13.12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege under this Agreement, the Notes or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies exist ing under this Agreement, the Notes and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

                  13.13. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agents or the Lenders, or any of such Persons receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  13.14. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

                  13.15. Severability. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  13.16. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

                  13.17. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  13.18. Limitation of Liability. No claim may be made by any Borrower, any Lender, any Agent or any other Person against any other Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the Notes or the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender and each Agent hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  13.19. Successors and Assigns. This Agreement, the Notes and the other Loan Documents shall be binding upon the parties thereto and their respective successors and assigns and shall inure to the benefit of the parties thereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of all Lenders.

                  13.20.  Certain Consents and Waivers.

                  (a) Personal Jurisdiction. (i) EACH OF THE AGENTS, THE LENDERS AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW,

IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS MENTMORE HOLDINGS CORPORATION, AS ITS AGENT (THE "PROCESS AGENT"), WITH AN OFFICE LOCATED AT THE ADDRESS IN NEW YORK, NEW YORK SET FORTH IN THE LETTER DATED AS OF THE EFFECTIVE DATE BETWEEN THE ADMINISTRATIVE AGENT AND THE PROCESS AGENT, FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE AGENTS, THE LENDERS AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                  (ii) THE BORROWER AGREES THAT EACH AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST IT OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENTS AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF ANY AGENT OR ANY LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY ANY AGENT OR ANY LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT OR ANY LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

                  (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

                  (c) Waiver of Jury Trial. EACH OF THE AGENTS, THE LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

                  13.21. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower, each Lender and each Agent on the date hereof when each such party hereto executes and delivers this Agreement. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

                  13.22. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

                  13.23. Confidentiality. The Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Lender's cus tomary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.23. In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                     STELLEX TECHNOLOGIES, INC.



                                     By: /s/
                                        ----------------------------------
                                        Title:  President
                                              ----------------------------

                                     SOCIETE GENERALE, as Administrative Agent



                                     By: /s/
                                        ----------------------------------
                                     Title:  President
                                           -------------------------------

                                     LEHMAN COMMERCIAL PAPER INC.,
                                     as Syndication Agent



                                     By: /s/ William J. Gallagher
                                        ----------------------------------
                                             William J. Gallagher
                                     Title:  Authorized Signatory
                                           -------------------------------

                                     FIRST UNION COMMERCIAL CORPORATION,
                                     as Collateral Agent



                                     By: /s/
                                        ----------------------------------
                                     Title:  Director
                                           -------------------------------

                                     LEHMAN BROTHERS INC.,
                                     as Book-running Arrangers



                                     By: /s/ William J. Gallagher
                                        ----------------------------------
                                             William J. Gallagher
                                     Title:  Authorized Signatory
                                           -------------------------------

                                     SG COWEN SECURITIES CORPORATION,
                                     as Book-running Arrangers



                                     By: /s/
                                        ----------------------------------
                                     Title:  Director
                                           -------------------------------

                                     SOCIETE GENERALE, as Lender



                                     By: /s/
                                        ----------------------------------
                                     Title:  Director
                                           -------------------------------

                                     FIRST UNION COMMERCIAL CORPORATION,
                                     as Lender



                                     By: /s/
                                        ----------------------------------
                                     Title:  Director
                                           -------------------------------

                                     SYNDICATED LOAN FUNDING TRUST,
                                     as Lender


                                     By: LEHMAN COMMERCIAL PAPER INC., not in
                                         its individual capacity but solely as
                                         Asset Manager


                                     By: /s/
                                        ----------------------------------
                                     Title: Authorized Signatory
                                           -------------------------------

                                     GENERAL ELECTRIC CAPITAL CORPOATION,
                                     as Lender



                                     By: /s/
                                        ----------------------------------
                                     Title:  Risk Manager
                                           -------------------------------

                                     PARIBAS CAPITAL FUNDING LLC.,
                                     as Lender



                                     By: /s/ Jeffrey J.
                                        ----------------------------------
                                     Title:  Director
                                           -------------------------------

                                     FLEET NATIONAL BANK,
                                     as Lender



                                     By: /s/
                                        ----------------------------------
                                     Title:  Vice President
                                           -------------------------------

                                     ARCHIMEDES FUNDING II, LTD.,
                                     as Lender

                                     By: ING Capital Advisors LLC
                                     as Collateral Manager



                                     By: /s/ Michael P. McAdams
                                        ----------------------------------
                                     Title:  Managing Director
                                           -------------------------------

                                     KZH ING-2 LLC, as Lender



                                     By: /s/ Virginia Conway
                                        ----------------------------------
                                             Virginia Conway
                                     Title:  Authorized Agent
                                           -------------------------------

                                     KZH ING-3 LLC, as Lender



                                     By: /s/ Virginia Conway
                                        ----------------------------------
                                             Virginia Conway
                                     Title:  Authorized Agent
                                           -------------------------------

                                     VAN KAMPEN SENIOR FLOATING RATE FUND,
                                     as Lender



                                     By: /s/ Lisa M. Mincheski
                                        ----------------------------------
                                             Lisa M. Mincheski
                                     Title:  Assistant Portfolio Manager
                                           -------------------------------

                                     EUROPEAN AMERICAN BANK, as Lender



                                     By: /s/ Kristen Burke
                                        ----------------------------------
                                     Title:  Vice President
                                           -------------------------------